NATIONAL
CAPITAL
COMPANIES, LLC
                                                                 Stephen Clinton
                                                                 President

                                                                 August 29, 1997

Board of Directors
Hopkinsville Federal Savings Bank
2700 Fort Campbell Boulevard
Hopkinsville, Kentucky  41192

Ladies and Gentlemen:

We have prepared an updated independent appraisal report of the estimated proforma fair market value (the "update") of the to-be-issued common shares of HopFed Bancorp, Inc. (the "Company") that are to be issued in connection with the conversion to stock form of Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank"). The common shares are to be issued pursuant to the Bank's Plan of Conversion (the "Plan") by which Hopkinsville Federal will convert from a federally-chartered mutual savings bank to a federally-chartered stock savings bank (the "Conversion"), all the common stock of the Bank which will be acquired by the Company in exchange for approximately 50% of the net conversion proceeds. Concurrently, the Company will offer common stock to eligible depositors and others subject to certain priorities and limitations as noted in the Plan. Our original report of the estimated proforma fair market value of Hopkinsville Federal was dated May 29, 1997 (the "original valuation"). This update of our original valuation considers changes in Hopkinsville Federal's financial condition and operating performance as of June 30, 1997, as well as changes in the overall stock market conditions and changes in the market for publicly-traded thrift institutions as of August 29, 1997. Our original valuation, dated May 29, 1997, is incorporated herein by reference.

The Conversion, subject to regulatory approval and satisfaction of all other conditions precedent to the Conversion, will be accomplished as detailed in the Plan. The Plan provides for a subscription offering whereby nontransferable rights to subscribe for shares of the Company's common stock will be granted first to eligible account holders of record, or those persons holding qualifying savings deposits in the Bank, as of March 31, 1996, second to the Bank's Employee Stock Ownership Plan, a tax-qualified employee stock benefit plan, third to supplemental eligible account holders of record, or savings depositors of the Bank with account balance of $50 or more as of the last day of the calendar quarter preceding OTS approval of the Bank's application to convert to stock form, and fourth to other members of the Bank, or all member of the Bank entitled to vote at the special meeting called to approve the Plan under the Bank's mutual charter and bylaws.


                            The Park Avenue Centre
4600 N. Park Avenue, Suite 100, Chase, MD 20815 (301)657-0850 FAX (301)657-0856

Board of Directors
August 29, 1997
Page 2


National Capital Companies, LLC ("National Capital") is a financial advisory services company that specializes in financial valuations. National Capital also advises financial services companies on operations, mergers, acquisitions and capital strategies. Our experience in these transactions has been applied in this valuation, including our expertise in the application of current regulations and legislative matters affecting the thrift industry. We believe that, except for the fees received by National Capital, we are independent of the Bank and the Company.

In preparing our original valuation and this update, we reviewed, among other matters, information to be included in the Bank's Plan, Prospectus and Business Plan filed with the OTS and performed an analysis of the Bank that included interviews with the Bank's management, inquiries with the Bank's independent accountant's York, Neel & Company, LLP and its investment banker, Investment Bank Services, Inc. and discussions with special legal counsel representatives of the firm of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. In addition, we used information from publicly-available published sources that we believe is reliable. However, we have not examined or otherwise tested this publicly-available information and therefore we cannot and do not express an opinion as to the accuracy of this information.

We have analyzed, among other factors, the economic conditions in the Bank's primary market area and have compared the Bank's financial performance and condition with that of other savings institutions and with that of selected publicly traded savings institutions. We reviewed conditions in the securities market in general and the market for savings institution securities specifically and considered the implications of the stock offering upon the operating characteristics and financial performance of the Bank. We analyzed the competitive environment within the Bank's primary market area and assessed the Bank's relative strengths and weaknesses.

Our valuation is based upon the Bank's representations that the information contained in the Bank's Plan and Prospectus to be filed with the OTS and other evidential matter and documents provided to us as of August 29, 1997 by the Bank, its independent accountant, investment banker and special legal counsel are accurate and complete. We did not examine or otherwise test this information provided to us and therefore we cannot and do not express an opinion as to the accuracy of this information, nor did we independently value the assets or liabilities of the Bank. This valuation considers the Bank as a going concern and should not be considered an indication of the liquidation value of the Bank. We also did not independently verify and have relied on and assumed that the allowance for loan losses set forth in the balance sheet of Hopkinsville Federal at June 30, 1997 was adequate and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements.

Thrift market prices have increased since the date of our original valuation. As evidenced by the thrift stock market index calculated by SNL Securities, L.P.,
                                                         --------------------
the market values for all publicly traded thrift stocks has increased from May 29, 1997 through August 29, 1997 by approximately 17.46%. The strong market for thrift stock is further evidenced by the after market pricing of thrifts which have completed conversions from the mutual to stock form. In the first half of 1997, 14 standard conversions were completed where data was available. The average increase in stock price from their initial public offering price for those thrifts that converted in the first half of was 57.05% as of August 29, 1997. This is significantly higher than the after-market results for 1995 and 1996 conversions.

Board of Directors
August 29, 1997
Page 3

It is our opinion that, as of August 29, 1997 the estimated proforma fair market value of one hundred percent of the Company's to-be-issued common shares was $26,500,000, based on 2,650,000 shares outstanding at a price of $10.00 per common share. As determined by the Company's Board of Directors, the offering of the to-be-issued common shares will range from $22,525,000 to $30,475,000 or 2,252,500 shares to 3,047,500 shares or from 15% below to 15% above the valuation midpoint, respectively, at a price of $10.00 per common share. In the event of a high level of investor interest, the Plan provides for a sale of shares up to an additional 15% above the $30,475,000 (the "supermax") which would total $35,046,250 or 3,504,625 shares.

Our valuation is not a recommendation of any kind as to the desirability of purchasing shares of common stock of the Company. This valuation is necessarily based upon financial estimates and conditions and courses of action by the Bank that are possible, although not necessarily probable. Future conditions and courses of action could differ substantially from those assumed in this valuation. A valuation based upon a different set of conditions and courses of action could differ substantially from the accompanying valuation. Users of this valuation should be aware that some of the conditions and courses of action by the Bank assumed in this valuation inevitably will not materialize and unanticipated events and circumstances may occur and the variations may be material. Accordingly, there is no assurance that the purchasers of common stock of the Company will thereafter be able to sell such common shares at prices related to the foregoing valuation of the estimated proforma fair market value of the common stock of the Company.

The valuation will be updated at the closing of the stock offering and as appropriate. These updates will consider, among other factors, any development or changes in the Bank's financial performance and condition, management policies and procedures and current changes in the securities markets for thrift common stock.

Should any such new development or changes be material, in our opinion, to the valuation of the estimated proforma fair market value of the Company's to-be-issued common stock, appropriate adjustments to this update will be made. The reasons for any such adjustment will be explained in detail at that time.

Yours truly,

NATIONAL CAPITAL COMPANIES, LLC


Stephen Clinton
President

                                                 National Capital Companies, LLC



                               Updated Appraisal
                               of the Estimated
                                 Proforma Fair
                                 Market Value






                                 Prepared for


                             Hopkinsville Federal
                                 Savings Bank
                            Hopkinsville, Kentucky




                                August 29, 1997

                                                 National Capital Companies, LLC




                                LIST OF EXHIBITS


EXHIBIT
NUMBER         DESCRIPTION
------         -----------
I-1            Market Data - For Selected Publicly-Held Thrifts
I-1a           Market Data - For Selected Publicly-Held Thrifts
I-1b           Selected Financial and Market Statistics - Selected
               Publicly-Held Thrifts Located in Kentucky
I-1c           1997 Announced Merger and Acquisition Activity for Kentucky
I-1d           Recent Conversion Activity

II             Index Values

III-1          Selected Financial Data - Hopkinsville Federal Savings Bank
III-1a         Selected Financial Data - Ameriana Bancorp
III-1b         Selected Financial Data - First Bancshares, Inc.
III-1c         Selected Financial Data - FFW Corporation
III-1d         Selected Financial Data - Wood Bancorp, Inc.
III-1e         Selected Financial Data - Industrial Bancorp, Inc.
III-1f         Selected Financial Data - Landmark Bancshares, Inc.
III-1g         Selected Financial Data - MBLA Financial Corp.
III-1h         Selected Financial Data - MFB Corp.
III-1i         Selected Financial Data - Milton Federal Financial Corp.
III-1j         Selected Financial Data - Midwest Bancshares Inc.

IV-1           Selected Publicly-Traded Stock Detail
IV-2           Comparative Group - Selected Financial and Market Statistics
IV-2a          Comparative Group - Selected Financial and Market Statistics

V-1            Standard Conversion Valuation Analysis
V-2            Proforma Effect of Standard Conversion
V-3            Proforma Effect of Standard Conversion
V-4            Proforma Effect of Standard Conversion

                                                 National Capital Companies, LLC

INTRODUCTION
------------

National Capital Companies, LLC ("National Capital") prepared an independent appraisal for Hopkinsville Federal Savings Bank ("Hopkinsville Federal" or the "Bank") dated May 29, 1997 to determine the estimated proforma fair market value (the "original valuation") of the to-be-issued common stock pursuant to a plan by which Hopkinsville Federal would convert from the mutual to the stock form of organization.

The original valuation used financial information through the period ended March 31, 1997, including the results of operations for the years ended December 31, 1992, 1993, 1994, 1995 and 1996. This updated valuation (the "update") incorporates the financial results of the Bank through June 30, 1997. Our original valuation dated May 29, 1997 is incorporated herein by reference.

Our original valuation employed common stock prices for selected comparable publicly traded thrifts as of May 29, 1997 and this update incorporates the market performance of those companies and thrift stock pricing multiples as of August 29, 1997. As in our original valuation, our valuation methodology will estimate the proforma fair market value of Hopkinsville Federal under a scenario by which the Bank will conduct a standard stock conversion and include the proforma income resulting from the net proceeds of the Offering.

STOCK MARKET PERFORMANCE
------------------------

Our original valuation utilized the closing stock market prices as of May 29, 1997. Since May 29, 1997 the general market for common stocks has increased. The Dow Jones Industrial Average has increased approximately 3.97% from the date of our original valuation to the date of this update. The Standard and Poors 500 index has increased approximately 6.03% over the same period.

Thrift market prices have increased since the date of our original valuation. As evidenced by the thrift stock market index calculated by SNL Securities, L.P.,
                                                         --------------------
the market values for all publicly traded thrift stocks has increased from May 29, 1997 through August 29, 1997 by approximately 17.46%. The increase in thrift stock pricing multiples is further demonstrated by a comparison of the information on Exhibit I-1 and Exhibit I-1a which reflects higher values than those shown on Table 29 and Table 30 in our original valuation.

The average tangible price to book ("P/B") value of the thrift industry has increased 11.62% from May 29, 1997 to August 29, 1997. This compares to an increase in the average price to assets ("P/A") multiple for the industry of 12.23%. The price to earnings ("P/E") multiple for the thrift industry has increased over the period from May 29, 1997 to August 29, 1997. The average last twelve months ("LTM") P/E multiple adjusted to exclude the SAIF assessment increased 11.98% from the date of our original appraisal to the date of this update.

A review of Exhibit I-1 shows that the market pricing multiples have increased less from May 29, 1997 through August 29, 1997 for overcapitalized thrifts (those with 10% and greater equity ratios) than for the thrift industry in general. The increase in the median P/B multiple for the overcapitalized group was only 7.8% for that period compared to 9.2% for all thrifts. The increase

                                                 National Capital Companies, LLC


for the median P/E multiple was similar at 10.1% for the overcapitalized group and 10.3% for the entire thrift industry. The median P/A multiple for the overcapitalized thrifts recorded an increase of 8.5% compared to 10.6% for all thrifts.

A review of Exhibit I-1a shows that the market pricing multiples have increased less from May 29, 1997 through August 29, 1997 for Midwestern thrifts than for the thrift industry in general. The increase in the average P/B multiple was only 7.6% for that period for the Midwestern thrifts compared to 14.4% for the district average. The increase for the P/E multiple was also lower at 7.5% for the Midwestern thrifts compared to 9.1% for the district average. The median P/A multiple for the Midwestern thrifts recorded an increase of 5.3% compared to 21.2% for the district average.

The strong market for thrift stock is further evidenced by the after market pricing of thrifts which have completed conversions from the mutual to stock form. In 1995 there were 71 completed conversions and 55 thrifts completed conversions in 1996. In the first half of 1997, 14 standard conversions were completed where data was available. The capital markets are receptive to thrifts choosing the public form of ownership. The average increase in stock price from their initial public offering price for those thrifts that converted in the first half of 1997 was 57.1% as of August 29, 1997, as shown in Exhibit I-1d. This is significantly higher than the after-market results for 1995 and 1996 conversions. Most of these conversions were sold at the "super-max" which further demonstrates the market receptiveness of conversions.

COMPARABLE GROUP MARKET PERFORMANCE UPDATE
------------------------------------------

A group of ten publicly-held savings institutions (the "comparables") was selected for comparison purposes in our original valuation. The selection process used to identify the comparables was designed to develop market pricing applicable to Hopkinsville Federal to develop an estimate of the Bank's estimated proforma fair market value. Our selection process limited the universe of publicly-traded thrift stocks to those of less than $500 million in assets. Our selection criteria sought comparables with historical profitability and strong capital positions which operate in non-metropolitan markets. Our selection process eliminated thrifts which were involved in announced mergers or acquisitions that significantly impacted their market prices. The comparables were re-evaluated for inclusion in this update and there did not appear to be any reason to eliminate any of the companies.

Our original valuation included a financial analysis of the comparables through March 31, 1997. Since June 30, 1997 financial information is now available for the comparables, we have evaluated this updated financial information compared to Hopkinsville Federal's June 30, 1997 financial condition to consider the appropriateness of the market value adjustments used in the original valuation. A detailed analysis of the Bank and the comparables financial results for the quarter ended June 30, 1997 compared to March 31, 1997 is provided in Exhibits III-1 through Exhibits III-1j.

A summary of the comparable group and Hopkinsville Federal as of June 30, 1997 is provided below to evaluate the appropriateness of market value adjustments including: level and stability of earnings, asset quality and credit risk, taxation, dividend payments, management, market area, liquidity and placement of the issue and prevailing stock market conditions.

                                                 National Capital Companies, LLC


Level and Stability of Earnings
-------------------------------
The level and quality of Hopkinsville Federal's profitability is a function of the amount and stability of the Bank's net interest margin, the level of noninterest income, amount of operating expenses and income tax level. Components impacting these variables include asset composition, asset-liability structure, interest rate risk structure, management, staffing, operating efficiency, actions of competitors and other factors.

This update recognizes the amendment made to the Bank's reported income for the years ended December 31, 1994, 1995 and 1996. The 1994 income was reduced from $685,000 to $580,000 in recognition of pension-related expenses that were not properly recorded originally. Income for the Bank in 1995 and 1996 was increased by approximately $12 thousand for the same reason.

Hopkinsville Federal recorded an increase in net income for the quarter ended June 30, 1997 resulting primarily from an improvement in the Bank's net yield on interest-earning assets, a decrease in non-interest expenses and higher non-interest income, offset by higher income taxes. The Bank's interest margin for the three months ended June 30, 1997 was 2.34% compared to 2.02 for the quarter ended March 31, 1997. A major factor in the recent improvement in the Bank's interest income is the re-deployment of a $20 million investment security which matured in the first quarter of 1997. The investment was a floating rate security which had been purchased by the Bank in 1992 and provided a lower level of return than available when reinvested by the Bank upon its maturity.

Hopkinsville Federal has a conservative asset structure primarily composed of one-to-four family mortgages and liquid investments with a portfolio yield below that of the comparables. The Bank's cost of funds is higher than the comparables. The result is that the Bank's net interest margin is lower than the comparables. For the quarter ended June 30, 1997, the Bank recorded a 14.06% increase in net interest income after loan loss provisions from the quarter ended March 31, 1997, but the Bank's net interest income percentage remains significantly lower than the comparables and the thrift industry in general.

The following schedule provides an analysis of the comparables' net interest margin for the quarters ended March 31, 1997 and June 30, 1997. As the schedule shows, the comparables net interest margin has not been significantly impacted on an overall basis by the general decrease in interest rates while Hopkinsville Federal's net interest margin increased significantly for the quarter ended June 30, 1997. As mentioned, the Bank was afforded the opportunity to re-deploy $20 million upon the maturity of an investment security in the first quarter of 1997 which impacted the Bank's level of interest income in the second quarter.

                                                 National Capital Companies, LLC


-----------------------------------------------------------------------------------
                          Net Interest Margin Analysis
-----------------------------------------------------------------------------------
                                     Quarter Ended     Quarter Ended
Comparable                           March 31, 1997    June 30, 1997     % Change
Ameriana Bancorp                         3.14%             3.16%           0.64%
First Bancshares, Inc.                   3.58%             3.52%          -1.68%
FFW Corporation                          3.31%             3.25%          -1.81%
Wood Bancorp, Inc.                       4.25%             4.26%           0.24%
Industrial Bancorp, Inc.                 4.19%             4.09%          -2.39%
Landmark Bancshares, Inc.                3.16%             3.12%          -1.27%
MBLA Financial Corp.                     1.96%             2.19%          11.73%
MFB Corp.                                3.28%             3.19%          -2.74%
Milton Federal Financial Corp.           3.15%             3.08%          -2.22%
Midwest Bancshares Inc.                  2.92%             2.91%          -0.34%
             Average                     3.29%             3.28%          -0.52%
Hopkinsville Federal Savings Bank        2.07%             2.58%          24.64%

Source: SNL Securities, L.C. and Unaudited Bank Financial Statements
-----------------------------------------------------------------------------------

Hopkinsville Federal's noninterest income has made a similar contribution to the Bank's profitability as that of the comparables. For the quarter ended June 30, 1997, noninterest income to average assets totaled .29%. This is slightly higher than the .25% recorded for the quarter ended March 31, 1997. This level of noninterest income is similar to the comparables' average of .31% for the quarter ended June 30, 1997.

Hopkinsville Federal's ratio of operating expenses to assets has grown moderately over the last four years. Expenses have grown, in relative terms, from 1.18% of assets in 1993 to 1.21% of assets for the quarter ended March 31, 1997. However, operating expenses for the quarter ended June 30, 1997 were 1.08% of assets. The relatively low operating expense ratio for Hopkinsville Federal provides the Bank additional profitability. The comparables' average operating expense ratio was 1.82% for the June 30, 1997 quarter.

The Bank's tax rate for the quarter ended June 30, 1997 was approximately 34%. The average of the comparables was 37.44% as of June 30, 1997. Our inquiries with the Bank's accountants and management did not disclose any particular reason for the lower tax rate and management projects that Hopkinsville Federal's tax rate will be closer to the comparables in the future.

                                                 National Capital Companies, LLC


The following schedule provides an analysis of Hopkinsville Federal's most recent quarterly profit performance compared to the comparables.


--------------------------------------------------------------------------------
                        Return on Average Assets Analysis
--------------------------------------------------------------------------------

                                    Quarter Ended    Quarter Ended
Company                            March 31, 1997    June 30, 1997    % Change
Ameriana Bancorp                        0.88%            0.89%          1.14%
First Bancshares, Inc.                  1.13%            1.02%         -9.73
FFW Corporation                         1.13%            0.94%        -16.81
Wood Bancorp, Inc.                      1.43%            1.44%          0.70%
Industrial Bancorp, Inc.                1.48%            1.51%          2.03%
Landmark Bancshares, Inc.               1.05%            1.11%          5.71%
MBLA Financial Corp.                    0.70%            0.79%         12.86%
MFB Corp.                               0.91%            0.84%         -7.69
Milton Federal Financial Corp.          0.64%            0.74%         15.62%
Midwest Bancshares Inc.                 0.72%            0.81%         12.50%
             Average                    1.01%            1.01%          0.20%
Hopkinsville Federal Savings Bank       0.70%            1.01%         44.29%

Source: SNL Securities, L.C.
--------------------------------------------------------------------------------


As mentioned, Hopkinsville Federal's net interest margin is lower than the comparables. This lower net interest margin is primarily the result of its high level of investment securities and its holdings of primarily one-to-four family mortgages in the Bank's loan portfolio. In the quarter ended June 30, 1997 the Bank recorded a return on average assets equal to the comparable average. The Bank's lower level of operating expenses in conjunction with its improvement in net interest margin has enabled the Bank to reach the average return on assets level of the comparables.

                                                 National Capital Companies, LLC


The following schedule provides an analysis of the return on average equity for the comparables for the last twelve months and the quarter ended June 30, 1997. The schedule compares the actual return on average equity recorded by the comparables to the proforma post-conversion results for the Bank upon completion on the conversion.


--------------------------------------------------------------------------------
                       Return on Average Equity Analysis
--------------------------------------------------------------------------------

                                             Quarter Ended      LTM Ended
Company                                      June 30, 1997    June 30, 1997 *
Ameriana Bancorp                                 8.16%             9.84%
First Bancshares, Inc.                           7.35%            11.89%
FFW Corporation                                  9.50%             9.07%
Wood Bancorp, Inc.                              11.53%             8.92%
Industrial Bancorp, Inc.                         8.43%             8.84%
Landmark Bancshares, Inc.                        7.81%             7.07%
MBLA Financial Corp.                             6.21%             6.41%
MFB Corp.                                        5.99%            13.57%
Milton Federal Financial Corp.                   5.44%             5.65%
Midwest Bancshares Inc.                         11.75%            11.55%
             Average                             8.22%             9.28%
Hopkinsville Federal Savings Bank **             4.91%             4.91%

*  Adjusted to exclude the SAIF assessment
** Proforma - Please refer to the midpoint value in Exhibit V-3
Source: SNL Securities, L.C.
--------------------------------------------------------------------------------

As shown, the Bank is anticipated to record a lower return on average equity post-conversion than the comparables. The Bank, at the midpoint, is projected to have a net worth ratio of over 18%, which is significantly higher than the comparables average of 12.14%. The high level of capitalization projected for the Bank contributes to the lower level of proforma return on average equity compared to the comparables. The Bank, due to the limited market growth opportunities, may require some time to leverage its capital position to bring its return on average equity to that of the comparables.

Based upon the foregoing, we continue to apply a discount to the comparables market pricing related to level and stability of earnings. Accordingly, a downward adjustment to the pricing multiples of the comparables is warranted to reflect the Bank's lower proforma earnings prospects relative to the comparable group, and our update will continue to apply a discount to the comparables market pricing multiples.

Asset Quality and Credit Risk
-----------------------------
The Bank holds less than half of its total assets in net loans and a considerably higher level of cash and investment securities than the comparables. The Bank reported unrealized gains on securities available for sale of $2.8 million at June 30, 1997 compared to $2.2 million at March 31, 1997. The Bank's holdings of Federal Home Loan Mortgage Stock increased in value in the second quarter of

                                                 National Capital Companies, LLC

1997 which represents the majority of the unrealized gains noted. The Bank categorizes the majority of its investment portfolio in the "held to maturity" category. At June 30, 1997 the Bank held a book value of $79.6 million of investments in the held to maturity category.

The market value of the held to maturity investment portfolio as of June 30, 1997 was $32 thousand below the Bank's carrying value. This compares to a unrealized loss of $722 thousand as of March 31, 1997 on the Bank's $77.7 million held to maturity investment portfolio. The improvement in market value is also due primarily to the decrease in interest rates which has occurred since our original valuation and the resulting higher market value of certain securities. The following table demonstrates the decrease in interest rates from the end of the first quarter of 1997 to the end of the second quarter of 1997.


  --------------------------------------------------------------------------
                                         March 31, 1997        June 30, 1997
  Prime Rate                                 8.50%                 8.50%
  90-Day Treasury Bill                       5.30%                 4.99%
  1 Year Treasury Note                       5.83%                 5.65%
  30 Year Treasury Note                      7.08%                 6.73%
  --------------------------------------------------------------------------


As mentioned in our original valuation, we believe that Hopkinsville Federal's asset quality is superior to the comparables. The following provides an analysis of nonperforming assets for Hopkinsville Federal and the comparables as of June 30, 1997:


 --------------------------------------------------------------------------------------------------------
                                          Non-Performing Assets
 --------------------------------------------------------------------------------------------------------
                                             Quarter Ended           Quarter Ended
 Company                                     March 31, 1997          June 30, 1997           % Change
 Ameriana Bancorp                                0.43%                0.40%                -6.98
 First Bancshares, Inc.                          0.32%                0.56%                75.00%
 FFW Corporation                                 0.22%                0.16%                -27.27
 Wood Bancorp, Inc.                              0.10%                0.24%               140.00%
 Industrial Bancorp, Inc.                        0.42%                0.30%                -28.57
 Landmark Bancshares, Inc.                       0.60%                0.31%                -48.33
 MBLA Financial Corp.                            0.25%                0.25%                 0.00
 MFB Corp.                                       0.03%                0.08%               166.67%
 Milton Federal Financial Corp.                  0.32%                0.32%                 0.00
 Midwest Bancshares Inc.                         0.82%                0.77%                -6.10
                 Average                         0.35%                0.34%                -3.42
 Hopkinsville Federal Savings Bank               0.09%                0.11%                22.22%

 Source: SNL Securities, L.C.
 --------------------------------------------------------------------------------------------------------


Our analysis of Hopkinsville Federal related to asset quality and credit risk is that the Bank's risk related to credit losses is lower than the comparable group. As a result we will continue to apply an upward adjustment to the comparables market pricing multiples concerning asset quality and credit risk.

                                                 National Capital Companies, LLC

Taxation
--------
Our inquiries with the Bank's accountants and management did not disclose any reason for a tax rate different than the comparables. Our expectation is that the future tax rates for the comparables and Hopkinsville Federal will be similar. The differences that exist among the comparables and Hopkinsville Federal's are minimal. Hence, no adjustment in the Bank's estimated proforma fair market value will be made for taxation.

Dividend Payments
-----------------
Hopkinsville Federal has indicated that it intends to establish a policy of paying dividends initially at an annual rate of 3% of the purchase price of the stock beginning with the first full quarter following the conversion. The Bank will consider such factors including capital requirements, financial performance, tax considerations and general economic conditions in determining future dividend adjustments.

Thrift stock historically has not traded on the basis of current or potential dividend yields. However, the rise in industry profitability and the improved level of capitalization has enabled many thrifts the ability to pay out modest dividends. This trend is evident in the comparable group. All of the ten selected members of the comparable group are paying regular dividends.

Because Hopkinsville Federal has stated that it will pay a dividend on the common stock, no adjustment will be made to the proforma fair market value in consideration of dividends, which was also the case in the original valuation.

Management
----------
Hopkinsville Federal's management has responded well in this era of uncertainty and constant change related to the thrift industry. The Bank has remained profitable, improved its net interest margin, held operating expenses under control, increased its franchise value and maintained asset quality. The Bank has also developed an alternative investment strategy of investments and mortgage-backed securities to offset the lower level of loan production available in the current market.

Hopkinsville Federal's management understands their deposit and lending markets, responds well to competition and has initiated the organizational and structural changes necessary to remain competitive, including the pursuit of a conversion. The most important measure of management is their ability to earn a profit. Management has done this consistently, due in part to the reasons mentioned above. Based upon our analysis of the comparables, we believe that they also possess quality management. The best indication of the comparables' management capabilities is the consistent level of earnings recorded by the group. Based upon this assessment, we believe that no market adjustment is necessary for the quality of management.

Market Area
-----------
As discussed in our original valuation, Hopkinsville Federal's primary deposit area encompasses the southwestern area of Kentucky. The Bank's lending activities are also concentrated in this same market. The local economy is stable, however, the economic prospects for the Bank's primary market area are lower than for the state of Kentucky and for the nation as a whole.

                                                 National Capital Companies, LLC

Summary of Market Value Adjustments
-----------------------------------
We concluded in our original valuation that Hopkinsville Federal warranted a downward adjustment for level and stability of earnings and market area and an upward adjustment for assets quality and credit risk. Our analysis found that the Bank did not significantly differ in any of the other market value adjustment criteria. It should be noted that Hopkinsville Federal may have several other positive and negative factors, but in relation to the comparable group these conditions are not materially different.

The preparation of this update included a review of the market value adjustments discussed above. Our assessment of the market factors is the same as in our original valuation. We believe that the following market value adjustments are appropriate upon the application of the comparables' market pricing multiples for Hopkinsville Federal:


     ---------------------------------------------------------------------
                      Summary of Market Value Adjustments
     ---------------------------------------------------------------------
      Market Factor                                           Adjustment
      Level and Stability of Earnings                          Downward
      Asset Quality and Credit Risk                             Upward
      Taxation                                                   None
      Dividend Payments                                          None
      Management                                                 None
      Market Area                                              Downward
      Liquidity and Placement of the Issue                       None
      Prevailing Stock Market Conditions                         None
     ---------------------------------------------------------------------


MARKET PERFORMANCE
------------------
The market valuation of total equity for the comparables increased 18.29% from May 29, 1997, the market date for our original valuation, to August 29, 1997, the date of this update. As shown below, the performance of individual companies varied widely. All of the comparables experienced an increase in market value except one. The percentage change in the market value for the comparables ranged from a decline of 1.89% to an increase of 47.36%. The percentage change in the median value of the comparables market value of equity was a positive 12.42%.


 ------------------------------------------------------------------------------------------------------------
                                           Market Value of Equity
 ------------------------------------------------------------------------------------------------------------
 Company                                 August 29, 1997          May 29, 1997              % Change
 Ameriana Bancorp                             $63.8                  $50.6                   26.09%
 First Bancshares, Inc.                        26.6                   21.7                   22.44%
 FFW Corporation                               20.8                   18.1                   14.92%
 Wood Bancorp, Inc.                            35.2                   23.9                   47.36%
 Industrial Bancorp, Inc.                      77.8                   68.3                   13.95%
 Landmark Bancshares, Inc.                     41.5                   35.3                   17.51%
 MBLA Financial Corp.                          30.8                   27.3                   12.97%
 MFB Corp.                                     39.7                   33.6                   18.21%
 Milton Federal Financial Corp.                31.7                   32.3                   -1.89%
 Midwest Bancshares Inc.                       12.3                   10.3                   18.93%
                Median                         33.5                   29.8                   12.42%

 Source: Quarterly Financial Statements, SNL Securities, L.P. and National Capital Calculations
 Dollars shown in thousands
 -----------------------------------------------------------------------------------------------------------


                                                 National Capital Companies, LLC

Exhibit IV-2 details the P/E, P/B and P/A multiples of the comparables as of August 29, 1997. The median percentage change from the market multiples as of May 29, 1997 is shown below. The comparable group recorded increases in the P/E multiple ranging from .72% to 42.51%. The comparable P/E median was 17.67x as of August 29, 1997 compared to the median of 14.72x as of May 29, 1997. This 20.04% increase compares to a 11.98% increase in the average P/E multiple for all publicly-traded thrifts. The median P/B multiple for the comparable group increased 14.74% as compared to a 11.62% increase in the average P/B multiple for all publicly-traded thrifts. The median P/A multiple increased for the comparable group a total of 13.48% while the average P/A multiple for all publicly-traded thrifts increased 12.23% from May 29, 1997 to August 29, 1997. Additional information on these multiples for the industry is provided in
Exhibit I-1 and Exhibit I-1a. In recognition of the enhanced market pricing of the comparables and the thrift industry in general, an upward adjustment in our estimate of the fair market value of the to-be-issued common stock of the Bank would appear to be appropriate.


 --------------------------------------------------------------------------------------------------
                                                P/B Multiples
 --------------------------------------------------------------------------------------------------
 Company                                 August 29, 1997          May 29, 1997        % Change
 Ameriana Bancorp                             146.51                 116.87            25.36%
 First Bancshares, Inc.                       119.81                  96.11            24.66%
 FFW Corporation                              134.61                 114.29            17.78%
 Wood Bancorp, Inc.                           174.63                 115.03            51.81%
 Industrial Bancorp, Inc.                     126.83                 110.65            14.62%
 Landmark Bancshares, Inc.                    131.87                 107.68            22.46%
 MBLA Financial Corp.                         108.05                  96.47            12.00%
 MFB Corp.                                    117.21                  98.90            18.51%
 Milton Federal Financial Corp.               112.15                 113.54            -1.22%
 Midwest Bancshares Inc.                      123.88                 106.58            16.23%
                Median                        125.30                 109.20            14.74%
 Source: SNL Securities, L.P. and National Capital Calculations
 --------------------------------------------------------------------------------------------------

 --------------------------------------------------------------------------------------------------
                                                P/A Multiple
 --------------------------------------------------------------------------------------------------
 Company                                 August 29, 1997          May 29, 1997        % Change
 Ameriana Bancorp                             16.04                   12.67            26.60%
 First Bancshares, Inc.                       16.20                   13.77            17.65%
 FFW Corporation                              11.55                   11.44             0.96%
 Wood Bancorp, Inc.                           21.49                   14.61            47.09%
 Industrial Bancorp, Inc.                     22.46                   20.46             9.78%
 Landmark Bancshares, Inc.                    18.19                   15.75            15.49%
 MBLA Financial Corp.                         13.13                   13.02             0.84%
 MFB Corp.                                    16.00                   14.34            11.58%
 Milton Federal Financial Corp.               15.89                   18.07           -12.06%
 Midwest Bancshares Inc.                       8.56                    7.39            15.83%
                Median                        16.00                   14.10            13.48%
 Source: SNL Securities, L.P. and National Capital Calculations
---------------------------------------------------------------------------------------------------


                                                 National Capital Companies, LLC

As detailed in our original valuation, we believe that the P/E method is the most direct and appropriate method of determining Hopkinsville Federal's estimated proforma fair market value of the to-be-issued common shares. Our original valuation used Hopkinsville Federal's trailing LTM earnings as of March 31, 1997 of $1.2 million adjusted to exclude the SAIF assessment to apply to the market P/E multiple. The LTM earnings for the Bank as of June 30, 1997 adjusted to exclude the SAIF assessment was approximately $1.4 million.

VALUATION METHODOLOGY
---------------------

The market pricing multiples of the comparable group members are presented in
Exhibit IV-2 and 2a. All three valuation methodologies will be examined: P/E, P/B, and P/A, although the central valuation methodology will be the P/E method.

Since Hopkinsville Federal and all of the comparable group members have been consistently profitable, the P/E method is the most direct and appropriate method of valuation. Investors consider earnings an important factor for the determination of the value of a newly converted thrift. The factors affecting earnings were addressed in the market value adjustment section. Hopkinsville Federal's LTM earnings adjusted to exclude the SAIF assessment will provide the basis for calculation of proforma values for the Bank. As noted earlier, Hopkinsville Federal's LTM earnings as of June 30, 1997 excluding the SAIF assessment totaled approximately $1.4 million, which is $200 thousand higher than the Bank's March 31, 1997 LTM earnings.

The P/B and the P/A methods will be applied as secondary measures of Hopkinsville Federal's estimated proforma fair market value. These methods are more appropriately employed in situations where the P/E method would not be appropriate. These methods have limitations caused by historical cost accounting, goodwill and the inability to distinguish the affects these factors have on the subject and comparable group.

P/E  Multiple Calculation
-------------------------
As indicated in Exhibit IV-2 the adjusted P/E market multiples for the comparable group range from 12.06x to 22.43x. The average and median for the comparable group's P/E multiples are 17.26x and 17.67x, respectively. In order to derive a multiple to apply to Hopkinsville Federal's LTM earnings, adjustments to these multiples were made. The multiples applied were adjusted downward to reflect the lower earnings prospects for the Bank and the weaker market area that the Bank operates in and adjusted upward for the Bank's stronger level of asset quality and credit risk. The proforma P/E for the minimum, midpoint, maximum and "super-max" as shown in Exhibit V-3 was 11.75x, 13.20x, 14.51x and 15.89x, respectively.

Assuming pre-conversion earnings of $1.4 million, Hopkinsville Federal's LTM actual earnings adjusted to exclude the SAIF assessment, and applying the formula in Exhibit V-1, the resulting range of estimated proforma fair market values are as follows:

                                                 National Capital Companies, LLC

 -------------------------------------------------------------------------------
                                   P/E Valuation
 -------------------------------------------------------------------------------


       P/E multiple                 Calculated Proforma Fair Market Value
           12.50                                 $23,992,588
           15.25                                 $29,270,957
 Please refer to Exhibit V-1
 -------------------------------------------------------------------------------


P/B Multiple Calculation
------------------------
The P/B value method considers a company's financial condition, but does not as readily evaluate the future operating results. Accordingly, this valuation method is less meaningful than the P/E method. The P/B method must be considered, however, because it is a method which many investors and analysts use in evaluating the value of thrift common stock.

As indicated in Exhibit IV-2 the P/B market multiples for the comparable group range from 108.05% to 174.63%. The comparables' average and median P/B multiples are 129.56% and 125.30%, respectively. Downward adjustments are required in the application of the comparables' values for lower earnings capacity and market area and an upward adjustment for asset quality and credit risk. Our update applied a discount of approximately 50% to the comparables' average values for P/B at the midpoint estimate of value. The proforma P/B for the minimum, midpoint, maximum and super-max as shown in Exhibit V-3 was 60.25%, 64.82%, 68.66% and 72.40%, respectively.

The following schedule provides the calculated estimated proforma fair market values derived from the application of the above mentioned P/B multiples. The value shown represents the range of values calculated using the formula shown on
Exhibit V-1 based upon the Bank's pre-conversion net worth as of June 30, 1997 of $18.3 million.

 -------------------------------------------------------------------------------
                                   P/B Valuation
 -------------------------------------------------------------------------------


       P/B multiple                 Calculated Proforma Fair Market Value
           63.50                                 $25,025,959
           66.50                                 $28,237,222
 Please refer to Exhibit V-1
 -------------------------------------------------------------------------------


P/A Multiple Calculation
------------------------
The third method of valuation considered is the P/A method. This method is generally the least desirable of the valuation methods considered. This method fails to consider either the financial strength or the earnings capacity of the Bank. This method is generally reserved for circumstances where core earnings are nonexistent or where a financial institution holds a minimal level of capital.

As indicated in Table IV-2, the P/A market multiples for the comparables range from 8.56% to 22.46%. The average and median comparables' P/A multiples are 15.95% and 16.00%, respectively. The comparables' values were adjusted downward in this valuation for consideration of the cited factors of lower earnings capacity and market area and upward for asset quality and credit risk. Our valuation applied approximately a 30% discount to the comparables' average value for P/A.

                                                 National Capital Companies, LLC

The calculated estimated proforma fair market values derived from the application of the above mentioned P/A multiples are provided in the schedule below. The value shown represents the range of values calculated using the formula shown on Exhibit V-1 based upon the Bank's pre-conversion assets as of June 30, 1997 of $202.5 million.

 -------------------------------------------------------------------------------
                                   P/A Valuation
 -------------------------------------------------------------------------------


       P/A multiple                 Calculated Proforma Fair Market Value
           11.00                                 $24,941,079
           12.50                                 $28,342,135
 Please refer to Exhibit V-1
 -------------------------------------------------------------------------------


VALUATION ANALYSIS
------------------

The primary valuation approaches discussed in the determination of the estimated proforma fair market value of Hopkinsville Federal indicated the following ranges as shown below:

 -------------------------------------------------------------------------------
                               Summary of Valuation Approaches
 -------------------------------------------------------------------------------


        Valuation Method             Calculated Low Value          Calculated High Value
              P/E                        $23,992,588                    $29,270,957
              P/B                        $25,025,959                    $28,237,222
              P/A                        $24,941,079                    $28,342,135
 Please refer to Exhibits V-1
 ---------------------------------------------------------------------------------------


Based upon the analysis performed, it is our opinion that as of August 29, 1997, the estimated proforma fair market value midpoint of Hopkinsville Federal in connection with the Bank's to-be-issued common stock in an assumed standard conversion was $26,500,000 based upon 2,650,000 shares of stock offered at a price of $10.00 per common share. The proforma valuation calculations are shown in Exhibits V-1, V-2, V-3 and V-4. The resultant valuation range was $22,525,000 to $35,046,250.

This conclusion is based on the P/E method with secondary consideration of the P/B and P/A calculations as included in Exhibits V-1 through V-4. As stated previously, we believe that the P/E method is the most appropriate methodology based upon the conditions and characteristics analyzed throughout this valuation.

Exhibit V-3 includes proforma ratios for P/A, P/B and P/E for the minimum, midpoint, maximum and super-max ranges of value. Also included is a proforma calculation for tangible net worth to assets.

Our original valuation estimated the fair market value at the midpoint of Hopkinsville Federal in connection with the Bank's to-be-issued common stock in an assumed standard conversion at $24,000,000. The updated midpoint value estimate of $26,500,000 reflects an increase of 10.4%. This increase is similar to the median increase in the market value of equity for the comparables, which increased 12.4% since the original valuation date. The increase in our value estimate is similar to the increase in the median P/E multiple for all thrifts which

                                                 National Capital Companies, LLC

was 10.3% since the original valuation and exceeds the increase over the period for the market pricing multiples of overcapitalized thrifts and Midwestern thrifts.

Exhibit I-1b illustrates the market pricing for publicly traded Kentucky thrifts of similar size to the Bank. The Kentucky thrifts traded at a median P/E multiple of 18.7x. Based upon our proforma P/E multiples at the minimum, midpoint, maximum and super-max, the Bank would have a P/E multiple at the following discounts to the Kentucky thrifts: 37.2%, 29.4%, 22.4% and 15.0%, respectively.

Based upon factors cited in the update, it is our opinion that as of August 29, 1997 the estimated proforma fair market value of Hopkinsville Federal in connection with the Bank's to-be-issued common stock in an assumed standard conversion was $26,500,000 based upon 2,650,000 shares of stock offered at a price of $10.00 per common share. This higher estimate than the $24 million estimated in our original valuation, we believe, properly reflects the change in market conditions which has occurred since May 29, 1997.

                                  Exhibit I-1

                       Hopkinsville Federal Savings Bank
                            Hopkinsville, Kentucky

        Market Data for Selected Publicly-Traded Thrift Institutions *
              Selected Groups Excluding Mutual Holding Companies
                             As of August 29, 1997


                                                         -------------------------------------------------
                                                            Price to          Price to        Price to
                                                              Book           LTM EPS **        Assets
                                                              (%)               (x)              (%)
                                                         -------------------------------------------------
        Segment Description:
        All Thrift - Medians                                 136.36            16.69            14.96
        All Thrift - Averages                                153.76            18.97            17.25

        Thrifts with Assets (greater than) $500 million
         Medians                                             170.43            16.49            13.63
         Averages                                            182.89            18.82            14.81

        Thrifts with Assets (less than) $500 million
         Medians                                             120.42            16.96            15.89
         Averages                                            134.73            19.09            18.86

        Equity-to-Asset Groups*

        Over 10%
         Medians                                             115.35            18.48            18.56
         Averages                                            123.53            20.77            22.47

        From 7% to 10%
         Medians                                             139.44            13.89            11.61
         Averages                                            154.12            16.53            11.85

        Under 7%
         Medians                                             156.45            15.47             9.20
         Averages                                            166.66            15.46            10.23

* Selected publicly traded companies include those with assets less than $500 million.
**   Adjusted to exclude SAIF assessment where applicable

Source: SNL Securities, L.P. and National Capital calculations

                                 Exhibit I-1a

                       Hopkinsville Federal Savings Bank
                            Hopkinsville, Kentucky

        Market Data for Selected Publicly-Traded Thrift Institutions *
                      Excluding Mutual Holding Companies
                         Geographic Regional Averages
                             As of August 29, 1997



                                 -----------------------------------------------
                                     Price to         Price to        Price to
                                       Book          LTM EPS **        Assets
                                       (%)              (x)              (%)
                                 -----------------------------------------------

        Mid-Atlantic                  136.63           18.57            14.53

        Midwestern                    121.23           19.67            18.18

        Northeastern                  160.23           15.39            15.21

        Southeastern                  157.87           20.74            25.82

        Southwestern                  122.45           17.88            18.40

        Western                       149.41           19.87            23.97

        District Average              141.30           18.69            19.35


        * Selected publicly traded thrifts with assets less than $500 million. ** Reflects adjustment to exclude SAIF assessment where applicable.

        Source: SNL Securities, L.P. and National Capital calculations

                                 Exhibit I - 1b
                    SELECTED FINANCIAL AND MARKET STATISTICS
                        Selected Publicly Traded Thrifts
                               Located in Kentucky
                              As of August 29, 1997

----------------------------------------------------------------------------------------------------------------------------------

                                                                         Current   * Current      Current                  Total
                                                                           Stock      Price/  Price/ Tang     Price/      Assets
                                                                           Price     LTM EPS   Book Value     Assets      ($000)
Ticker   Short Name                        City            IPO Date          ($)         (x)          (%)        (%)    Mst RctQ
----------------------------------------------------------------------------------------------------------------------------------
CKFB     CKF Bancorp Inc.                  Danville        01/04/95       19.00        13.48       111.96      28.91      60,812
CLAS     Classic Bancshares Inc.           Ashland         12/29/95       14.13        18.72       112.37      14.12     130,525
FFKY     First Federal Financial Corp.     Elizabethtown   07/15/87       21.50        15.39       184.23      23.76     377,380
FKKY     Frankfort First Bancorp Inc.      Frankfort       07/10/95       10.88           NM       156.70      26.93     132,451
FLKY     First Lancaster Bancshares        Lancaster       07/01/96       15.69        31.38       108.64      37.19      40,448
FTSB     Fort Thomas Financial Corp.       Fort Thomas     06/28/95       12.00        25.27       115.38      18.51      96,940
HFFB     Harrodsburg First Fin Bancorp     Harrodsburg     10/04/95       15.25        20.24        97.26      28.34     108,950
KYF      Kentucky First Bancorp Inc.       Cynthiana       08/29/95       12.50        16.35       112.01      18.54      88,959

                                                         -------------------------------------------------------------------------
                                                            AVERAGE       15.12       20.12      124.82       24.54     129,558

                                                             MEDIAN       14.69       18.72      112.19       25.35     102,945
                                                         -------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                            Tangible
                                                             Equity/       NPAs/   * Return on   * Return on
                                                         Tang Assets      Assets    Avg Assets    Avg Equity
                                                                 (%)         (%)           (%)           (%)
Ticker   Short Name                        City             Mst RctQ    Mst RctQ           LTM           LTM
---------------------------------------------------------------------------------------------------------------
CKFB     CKF Bancorp Inc.                  Danville            23.96        0.63          2.08          8.72
CLAS     Classic Bancshares Inc.           Ashland             12.87        0.66          0.71          4.82
FFKY     First Federal Financial Corp.     Elizabethtown       13.01        0.23          1.56         11.43
FKKY     Frankfort First Bancorp Inc.      Frankfort           17.18        0.00          0.00          0.00
FLKY     First Lancaster Bancshares        Lancaster           34.24        0.45          1.40          3.92
FTSB     Fort Thomas Financial Corp.       Fort Thomas         16.04        1.42          0.77          4.79
HFFB     Harrodsburg First Fin Bancorp     Harrodsburg         26.92        0.00          1.35          5.06
KYF      Kentucky First Bancorp Inc.       Cynthiana           16.55        0.00          1.11          6.82

                                                         ------------------------------------------------------
                                                               20.10        0.42          1.12          5.70

                                                               16.87        0.34          1.23          4.94
                                                         ------------------------------------------------------
-----------------------------------------------------------------------------------------------------------

                                                               Current     1 Month Avg
                                                              Dividend     Weekly Vol/       Three Month
                                                                 Yield      Shares Out      Price Change
Ticker   Short Name                        City                    (%)             (%)               (%)
-----------------------------------------------------------------------------------------------------------
CKFB     CKF Bancorp Inc.                  Danville               2.63            0.10            (1.30)
CLAS     Classic Bancshares Inc.           Ashland                1.98            0.58            (2.59)
FFKY     First Federal Financial Corp.     Elizabethtown          2.60            0.07             13.91
FKKY     Frankfort First Bancorp Inc.      Frankfort              3.31            1.45              4.82
FLKY     First Lancaster Bancshares        Lancaster              3.19            0.65              2.87
FTSB     Fort Thomas Financial Corp.       Fort Thomas            2.08            0.62             17.07
HFFB     Harrodsburg First Fin Bancorp     Harrodsburg            2.62            0.26              0.00
KYF      Kentucky First Bancorp Inc.       Cynthiana              4.00            0.72             17.65

                                                         --------------------------------------------------
                                                                  2.80            0.56              6.55

                                                                  2.63            0.60              3.85
                                                         --------------------------------------------------

* Reflects adjustment for SAIF special assessment

Source:  SNL Securities, L.P.                    National Capital Companies, LLC

                                 Exhibit I -1c
                1997 Announced Merger and Acquisition Activity
                             As of August 29, 1997


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Buyer:   Seller:     Seller:
                                                                                                     1:Total   1:Total     1:Total
                                  Bank/                                                  Bank/       Assets    Assets    Deposits
Buyer                       ST    Thrift  Seller                   City            ST    Thrift       ($000)    ($000)      ($000)
------------------------------------------------------------------------------------------------------------------------------------
Citizens Nat'l Corp         KY    Bank    Josephine Bancshares     Prestonburg     KY    Bank       150,367   114,426      96,776
Area Bancshares Corp        KY    Bank    Cardinal Bancshares      Lexington       KY    Bank     1,170,838   631,349     548,777
Peoples Bancorp             OH    Bank    Gateway Bancorp          Catlettsburg    KY    Thrift     616,635    66,439      49,195


--------------------------------------------------------------------------------------------------------------------------------
                                                                                                     Seller: Seller:   Seller:
                                                                                                      1:Tang  1:YTD     1:YTD
                                  Bank/                                                  Bank/         Eqty/   ROAA*     ROAE*
Buyer                       ST    Thrift  Seller                   City            ST    Thrift   Assets (%)     (%)       (%)
--------------------------------------------------------------------------------------------------------------------------------
Citizens Nat'l Corp         KY    Bank    Josephine Bancshares     Prestonburg     KY    Bank         11.06    1.13     10.92
Area Bancshares Corp        KY    Bank    Cardinal Bancshares      Lexington       KY    Bank          7.34    1.03     12.65
Peoples Bancorp             OH    Bank    Gateway Bancorp          Catlettsburg    KY    Thrift       25.63    0.75      2.99


------------------------------------------------------------------------------------------------------------------------------
                                                                                                 Seller:
                                                                                                  1:NPAs/
                                  Bank/                                                  Bank/    Assets  Announce
Buyer                       ST    Thrift  Seller                   City            ST    Thrift      (%)    Date      Status
------------------------------------------------------------------------------------------------------------------------------
Citizens Nat'l Corp         KY    Bank    Josephine Bancshares     Prestonburg     KY    Bank      4.26   05/29/97   Pending
Area Bancshares Corp        KY    Bank    Cardinal Bancshares      Lexington       KY    Bank      0.16   05/01/97   Pending
Peoples Bancorp             OH    Bank    Gateway Bancorp          Catlettsburg    KY    Thrift    0.12   04/25/97   Pending


----------------------------------------------------------------------------------------------------------------------------------
                                                                                                                         Ann'd
                                                                                                Completed/              Deal Pr/
                                  Bank/                                                  Bank/   Terminated   Consider   Tg Bk
Buyer                       ST    Thrift  Seller                   City            ST    Thrift     Date        Type      (%)
----------------------------------------------------------------------------------------------------------------------------------
Citizens Nat'l Corp         KY    Bank    Josephine Bancshares     Prestonburg     KY    Bank        NA          ND        NA
Area Bancshares Corp        KY    Bank    Cardinal Bancshares      Lexington       KY    Bank        NA      Com Stock   208.95
Peoples Bancorp             OH    Bank    Gateway Bancorp          Catlettsburg    KY    Thrift      NA       Mixture    118.45


----------------------------------------------------------------------------------------------------------------
                                                                                                       Ann'd
                                                                                                      Deal Pr/
                                  Bank/                                                  Bank/          4-Qtr
Buyer                       ST    Thrift  Seller                   City            ST    Thrift       EPS (x)
----------------------------------------------------------------------------------------------------------------
Citizens Nat'l Corp         KY    Bank    Josephine Bancshares     Prestonburg     KY    Bank            NA
Area Bancshares Corp        KY    Bank    Cardinal Bancshares      Lexington       KY    Bank           16.93
Peoples Bancorp             OH    Bank    Gateway Bancorp          Catlettsburg    KY    Thrift         39.06

Source:  SNL Securities, L.P.
                                                     National Capital Companies,

                                Exhibit I - 1d
                          Recent Conversion Activity
                       Selected Publicly Traded Thrifts
            Original Offering Statistics and Current Market Pricing
                             As of August 29, 1997


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Current
                                                                                            Total                 Stock
                                                                                           Shares  IPO Price      Price   Increase
Ticker   Short Name                        City              State         IPO Date        Issued        ($)        ($)        (%)
------------------------------------------------------------------------------------------------------------------------------------
AFBC     Advance Financial Bancorp         Wellsburg         WV            01/02/97     1,084,450      10.00      16.25      62.50%
EFBC     Empire Federal Bancorp Inc.       Livingston        MT            01/27/97     2,592,100      10.00      15.50      55.00%
FAB      FirstFed America Bancorp Inc.     Fall River        MA            01/15/97     8,712,630      10.00      20.06     100.63%
GSLA     GS Financial Corp.                Metairie          LA            04/01/97     3,438,500      10.00      15.75      57.50%
HCBB     HCB Bancshares Inc.               Camden            AR            05/07/97     2,645,000      10.00      13.75      37.50%
HMLK     Hemlock Federal Financial Corp    Oak Forest        IL            04/02/97     2,076,325      10.00      15.38      53.75%
MRKF     Market Financial Corp.            Mount Healthy     OH            03/27/97     1,335,725      10.00      14.19      41.88%
PSFC     Peoples-Sidney Financial Corp.    Sidney            OH            04/28/97     1,785,375      10.00      16.00      60.00%
RFFC     Rocky Ford Financial Inc.         Rocky Ford        CO            05/22/97       423,200      10.00      13.50      35.00%
RSLN     Roslyn Bancorp Inc.               Roslyn            NY            01/13/97    42,371,359      10.00      22.75     127.50%
SCYT     Security Bancorp, Inc.            McMinnville       TN            06/30/97       436,425      10.00      15.50      55.00%
SFBK     SFB Bancorp Inc.                  Elizabethton      TN            05/30/97       767,000      10.00      14.63      46.25%
SVBC     Sistersville Bancorp Inc.         Sistersville      WV            06/26/97       661,428      10.00      13.88      38.75%
VBAS     Vermilion Bancorp Inc.            Danville          IL            03/26/97       396,750      10.00      12.75      27.50%

                                                             -----------------------------------------------------------------------
                                                                AVERAGE                 4,909,019     10.000     15.705      57.05%
                                                                 MEDIAN                 1,560,550     10.000     15.438      54.38%
                                                             -----------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          Price/      Price/    Price/
                                                                               Gross   Pro-Forma   Pro-Forma  Adjusted   Conversion
                                                                            Proceeds  Tang. Book    Earnings    Assets       Assets
Ticker   Short Name                      City            State     IPO Date   ($000)        (%)          (%)       (x)       ($000)
-----------------------------------------------------------------------------------------------------------------------------------
AFBC     Advance Financial Bancorp       Wellsburg       WV        01/02/97   10,845      71.09        16.80     10.60      91,852
EFBC     Empire Federal Bancorp Inc.     Livingston      MT        01/27/97   25,921      68.09        21.50     23.00      86,810
FAB      FirstFed America Bancorp Inc.   Fall River      MA        01/15/97   87,126      72.02        13.60     10.70     723,778
GSLA     GS Financial Corp.              Metairie        LA        04/01/97   34,385      63.75        38.70     28.40      86,521
HCBB     HCB Bancshares Inc.             Camden          AR        05/07/97   26,450      71.95        29.00     13.40     171,241
HMLK     Hemlock Federal Financial Corp  Oak Forest      IL        04/02/97   20,763      71.62        37.50     12.40     146,595
MRKF     Market Financial Corp.          Mount Healthy   OH        03/27/97   13,357      71.07        26.20     22.70      45,547
PSFC     Peoples-Sidney Financial Corp.  Sidney          OH        04/28/97   17,854      71.24        11.50     17.00      86,882
RFFC     Rocky Ford Financial Inc.       Rocky Ford      CO        05/22/97    4,232      68.79        17.70     17.20      20,388
RSLN     Roslyn Bancorp Inc.             Roslyn          NY        01/13/97  423,714      71.98         9.30     21.00   1,596,744
SCYT     Security Bancorp, Inc.          McMinnville     TN        06/30/97    4,364      72.86        18.10      9.00      44,121
SFBK     SFB Bancorp Inc.                Elizabethton    TN        05/30/97    7,670      69.57        17.70     14.10      46,579
SVBC     Sistersville Bancorp Inc.       Sistersville    WV        06/26/97    6,614      65.39        26.70     20.10      26,258
VBAS     Vermilion Bancorp Inc.          Danville        IL        03/26/97    3,968      71.36         0.00     10.10      35,459

                                                         --------------------------------------------------------------------------
                                                            AVERAGE           49,090      70.06        20.31     16.41     229,198
                                                             MEDIAN           15,606      71.17        17.90     15.55      86,666
                                                         --------------------------------------------------------------------------

Source:  SNL Securities, L.P.
                                                 National Capital Companies, LLC

                                                 National Capital Companies, LLC

                                  Exhibit II

Thrift Index Values

                                                        Price Change (%)                           Total Return (%)
                                       Value            ----------------                           ---------------
Index                                07/31/97       1 Month        YTD          LTM        1 Month        YTD          LTM
-----                                --------       -------        ---          ---        -------        ---          ---
All Publicly Traded Thrifts            684.5          9.60        41.54        75.56         9.72        42.23        76.75
SAIF Thrifts                           608.2          9.59        38.47        69.96         9.72        40.40        73.01
BIF Thrifts                            908.5          9.18        47.28        86.93         9.28        47.28        88.07

Stock Exchange Indices
AMEX Thrifts                           197.0          2.20        26.10        48.24         2.25        28.27        56.40
NYSE Thrifts                           421.4         14.41        51.96        90.83        14.50        53.28        94.07
OTC Thrifts                            779.9          8.05        36.89        68.02         8.19        38.11        69.85

Geographic Indices
Mid-Atlantic Thrifts                 1,342.6          5.94        38.31        80.44         6.16        39.46        79.29
Midwestern Thrifts                   1,455.2          6.26        25.52        52.06         6.35        26.97        55.58
New England Thrifts                    592.0          7.00        38.02        79.15         7.16        39.82        83.28
Southeastern Thrifts                   608.6          8.40        36.10        62.16         8.63        42.71        71.57
Southwestern Thrifts                   416.4         -0.82        31.84        62.44        -0.80        33.06        70.57
Western Thrifts                        730.2         14.97        53.83        85.75        15.03        54.18        87.77

Asset Size Indices
Less than $500M                        453.8          6.80        25.99        44.46         6.99        28.07        48.16
$500M to $1B                           672.1          5.15        28.82        53.88         5.32        33.19        60.35
$1B to $5B                             747.6          6.08        36.92        73.49         6.20        37.90        71.86
$5B to $10B                            430.3          8.04        28.98        68.57         8.31        30.80        72.29
More than $10B                         263.3         13.79        56.24        93.15        13.85        57.46        96.41

Comparative Indices
Dow Jones Industrials                8,222.6          7.17        27.52        48.72          NA           NA           NA

S&P 500                                954.3          7.81        28.83        49.12         7.96        30.21        52.03


All SNL indices are market-value weighted; i.e., an institution's effect on an index is proportional to that institution's market capitalization. All SNL thrift indices began at 100 on March 30, 1984. On that date, the S&P 500 closed at 159.2 and the Dow Jones Industrials closed at 1,164.9.

Mid-Atlantic:  DE, DC, MD, NJ, NY, PA, PR   Midwest:  IA, IL, IN, KS, KY, MI, MN, MO, ND, NE, OH, SD, WI

New England:  CT, ME, MA, NH, RI, VT        Southeast:  AL, AR, FL, GA, MS, NC, SC, TN, VA, WV

Southwest:  CO, LA, NM, TX, UT              West:  AZ, AK, CA, HI, ID, MT, NV, OR, WA, WY

Source:  SNL Monthly Market Report

                                                National Capital Companies, LLC


                                 Exhibit III-1
                            SELECTED FINANCIAL DATA
                       Hopkinsville Federal Savings Bank
                            Hopkinsville, Kentucky

----------------------------------------------------------------------------------------------------------------------
                                          Three Months         Three Months
                                                 Ended                Ended            Quarterly             Percent
Income Statement Data                   March 31, 1997        June 30, 1997               Change              Change
----------------------------------------------------------------------------------------------------------------------
Interest Income                               $  3,271             $  3,372             $    101               3.09%

Interest Expense                                 2,240                2,186                  -54              -2.41%
                                              --------             --------             --------              ------

Net Interest Income                              1,031                1,186                  155              15.03%


Operating Expenses                                 616                  547                  -69             -11.20%

Noninterest Income                                 125                  145                   20              16.00%

Provision for Loan Losses                            0                   10                   10                  NA

Income Taxes                                       181                  263                   82              45.30%
                                              --------             --------             --------              ------

Net Income                                    $    359             $    511             $    152              42.34%
                                              ========             ========             ========              ======

Other Financial Information and Ratios

Average Assets                                $203,728             $202,777            ($   951)              -0.47%

Average Equity                                  17,072               17,751                  679               3.98%

Return on Average Assets *                       0.70%                1.01%                0.30%              43.01%

Return on Average Equity *                       8.41%               11.51%                3.10%              36.90%

Operating Expenses to Average Assets *           1.21%                1.08%               -0.13%             -10.78%

Interest Income to Average Assets *              6.42%                6.65%                0.23%               0.03%

Interest Expense to Average Assets *             4.40%                4.31%               -0.08%              -0.02%

Net Interest Income to Average Assets *          2.02%                2.34%                0.32%               0.16%

Noninterest Income to Average Assets *           0.25%                0.29%                0.04%               0.17%


* Annualized
Dollars in thousands
Source:  Unaudited Financial Statements and National Capital calculations

                                                 National Capital Companies, LLC


                                Exhibit III-1a
                            SELECTED FINANCIAL DATA
                               Ameriana Bancorp
                              New Castle, Indiana

  -----------------------------------------------------------------------------------------------------------------------
                                       Three Months           Three Months
                                              Ended                  Ended              Quarterly                Percent
  Income Statement Data              March 31, 1997          June 30, 1997                 Change                 Change
  -----------------------------------------------------------------------------------------------------------------------
  Interest Income                            $7,297                 $7,413                   $116                  1.59%

  Interest Expense                            4,291                  4,384                     93                  2.17%
                                              -----                  -----                     --                  -----

  Net Interest Income                         3,006                  3,029                     23                  0.77%


  Operating Expenses                          2,190                  2,216                     26                  1.19%

  Noninterest Income                            597                    639                     42                  7.04%

  Noninterest Expense                             1                      3                      2                200.00%

  Provision for Loan Losses                      36                     51                     15                 41.67%

  Income Taxes                                  499                    509                     10                  2.00%
                                                ---                    ---                     --                  -----

  Net Income                                   $877                   $889                    $12                  1.37%
                                               ====                   ====                    ===                  =====


  Other Financial Information and Ratios

  Average Assets                           $399,459               $399,947                   $488                  0.12%

  Average Equity                             43,787                 43,601                  (186)                 -0.42%

  Return on Average Assets *                  0.88%                  0.89%                  0.01%                  1.24%

  Return on Average Equity *                  8.01%                  8.16%                  0.14%                  1.80%

  Operating Expenses to Average Assets *      2.19%                  2.22%                  0.02%                  1.06%

  Interest Income to Average Assets *         7.31%                  7.41%                  0.11%                  0.01%

  Interest Expense to Average Assets *        4.30%                  4.38%                  0.08%                  0.02%

  Net Interest Income to Average Assets *     3.01%                  3.03%                  0.01%                  0.00%

  Noninterest Income to Average Assets  *     0.60%                  0.64%                  0.04%                  0.06%


  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                                 National Capital Companies, LLC

                                Exhibit III-1b
                            SELECTED FINANCIAL DATA
                             First Bancshares Inc.
                           Mountain Grove, Missouri
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
                                            Three Months           Three Months
                                                   Ended                  Ended              Quarterly                Percent
  Income Statement Data                   March 31, 1997          June 30, 1997                 Change                 Change
-------------------------------------------------------------------------------------------------------------------------------
  Interest Income                                 $2,991                 $3,054                    $63                  2.11%
  Interest Expense                                 1,642                  1,710                     68                  4.14%
                                                   -----                  -----                     --                  -----
  Net Interest Income                              1,349                  1,344                     -5                 -0.37%

  Operating Expenses                                 726                    835                    109                 15.01%
  Other Noninterest Expenses                         -18                      7                     25               -138.89%
  Noninterest Income                                 108                    137                     29                 26.85%
  Nonrecurring Income                                 -3                     28                     31             -1,033.33%
  Provision for Loan Losses                           20                     21                      1                  5.00%
  Income Taxes                                       278                    238                    -40                -14.39%
                                                     ---                    ---                    ---                -------
  Net Income                                        $448                   $408                  ($40)                 -8.93%
                                                    ====                   ====                  =====                 ======

  Other Financial Information and Ratios

  Average Assets                                $157,997               $160,314                 $2,317                  1.47%
  Average Equity                                  22,605                 22,217                  (388)                 -1.72%
  Return on Average Assets *                       1.13%                  1.02%                 -0.12%                -10.24%
  Return on Average Equity *                       7.93%                  7.35%                 -0.58%                 -7.34%
  Operating Expenses to Average Assets *           1.84%                  2.08%                  0.25%                 13.35%
  Interest Income to Average Assets *              7.57%                  7.62%                  0.04%                  0.00%
  Interest Expense to Average Assets *             4.16%                  4.27%                  0.11%                  0.02%
  Net Interest Income to Average Assets *          3.42%                  3.35%                 -0.06%                 -0.01%
  Noninterest Income to Average Assets *           0.27%                  0.34%                  0.06%                  0.25%


   * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                               National Capital Companies, LLC


                                Exhibit III-1c
                            SELECTED FINANCIAL DATA
                                   FFW Corp.
                                Wabash, Indiana


----------------------------------------------------------------------------------------------------------------------
                                          Three Months         Three Months
                                                 Ended                Ended            Quarterly             Percent
Income Statement Data                   March 31, 1997        June 30, 1997               Change              Change
----------------------------------------------------------------------------------------------------------------------
Interest Income                               $  3,075               $3,197                 $122                3.97%
Interest Expense                                 1,799                1,886                   87                4.84%
                                                 -----                -----                   --                -----
Net Interest Income                              1,276                1,311                   35                2.74%

Operating Expenses                                 730                  854                  124               16.99%
Noninterest Income                                 150                  190                   40               26.67%
Nonrecurring Income                                  7                    9                    2               28.57%
Provision for Loan Losses                           35                   50                   15               42.86%
Income Taxes                                       221                  215                   -6               -2.71%
                                                   ---                  ---                   --               ------
Net Income                                        $447                 $391                 ($56)             -12.53%
                                                  ====                 ====                 ====              =======


Other Financial Information and Ratios

Average Assets                                $158,321             $166,242               $7,921                5.00%
Average Equity                                  16,100               16,470                  370                2.30%
Return on Average Assets *                       1.13%                0.94%               -0.19%              -16.70%

Return on Average Equity *                      11.11%                9.50%               -1.61%              -14.49%

Operating Expenses to Average Assets*            1.84%                2.05%                0.21%               11.41%

Interest Income to Average Assets *              7.77%                7.69%               -0.07%               -0.00%

Interest Expense to Average Assets *             4.55%                4.54%               -0.00%               -0.00%

Net Interest Income to Average Assets *          3.22%                3.15%               -0.06%               -0.02%

Noninterest Income to Average Assets *           0.38%                0.46%                0.07%                0.21%

* Annualized
Dollars in thousands
Source:  SNL Securities, L.P. and National Capital calculations

                                                 National Capital Companies, LLC



                                Exhibit III-1d
                            SELECTED FINANCIAL DATA
                              Wood Bancorp, Inc.
                              Bowling Green, Ohio


-----------------------------------------------------------------------------------------------------
                                      Three Months        Three Months
                                             Ended               Ended       Quarterly      Percent
  Income Statement Data             March 31, 1997       June 30, 1997          Change       Change
-----------------------------------------------------------------------------------------------------
Interest Income                             $3,220              $3,311             $91         2.83%
Interest Expense                             1,560               1,628              68         4.36%
                                             -----               -----              --         -----
Net Interest Income                          1,660               1,683              23         1.39%

Operating Expenses                             867                 929              62         7.15%
Noninterest Income                             132                 195              63        47.73%
Provision for Loan Losses                       30                  30               0         0.00%
Income Taxes                                   318                 329              11         3.46%
                                               ---                 ---              --         -----
Net Income                                    $577                $590             $13         2.25%
                                              ====                ====             ===         =====

Other Financial Information and Ratios

Average Assets                            $161,596            $163,728          $2,132         1.32%
Average Equity                              20,588              20,464           (124)        -0.60%
Return on Average Assets *                   1.43%               1.44%           0.01%         0.92%
Return on Average Equity *                  11.21%              11.53%           0.32%         2.87%
Operating Expenses to Average Assets *       2.15%               2.27%           0.12%         5.76%
Interest Income to Average Assets *          7.97%               8.09%           0.12%         0.01%
Interest Expense to Average Assets *         3.86%               3.98%           0.12%         0.03%
Net Interest Income to Average Assets *      4.11%               4.11%           0.00%         0.00%
Noninterest Income to Average Assets *       0.33%               0.48%           0.15%         0.46%

* Annualized
Dollars in thousands
Source:  SNL Securities, L.P. and National Capital calculations

                                                National Capital Companies, LLC


                                 Exhibit III-1e
                             SELECTED FINANCIAL DATA
                               Industrial Bancorp
                                 Bellevue, Ohio

---------------------------------------------------------------------------------------------------------
                                          Three Months       Three Months
                                                 Ended              Ended      Quarterly         Percent
  Income Statement Data                 March 31, 1997      June 30, 1997         Change          Change
---------------------------------------------------------------------------------------------------------
  Interest Income                               $6,581             $6,846           $265           4.03%

  Interest Expense                               3,187              3,423            236           7.41%
                                                 -----              -----            ---           -----

  Net Interest Income                            3,394              3,423             29           0.85%


  Operating Expenses                             1,565              1,530            -35          -2.24%

  Noninterest Income                               111                111              0           0.00%

  Provision for Loan Losses                         49                 47             -2          -4.08%

  Income Taxes                                     671                674              3           0.45%
                                                   ---                ---              -           -----
  Net Income                                    $1,220             $1,283            $63           5.16%
                                                ======             ======            ===           =====


  Other Financial Information and Ratios

  Average Assets                              $330,099           $340,987        $10,888           3.30%

  Average Equity                                61,704             60,843          (861)          -1.40%

  Return on Average Assets *                     1.48%              1.51%          0.02%           1.81%

  Return on Average Equity *                     7.91%              8.43%          0.53%           6.65%

  Operating Expenses to Average Assets *         1.90%              1.79%         -0.10%          -5.36%

  Interest Income to Average Assets *            7.97%              8.03%          0.05%           0.00%

  Interest Expense to Average Assets *           3.86%              4.02%          0.15%           0.04%

  Net Interest Income to Average Assets *        4.11%              4.02%         -0.09%          -0.02%

  Noninterest Income to Average Assets *         0.13%              0.13%         -0.00%          -0.03%

  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                                 National Capital Companies, LLC


                                Exhibit III-1f
                            SELECTED FINANCIAL DATA
                           Landmark Bancshares Inc.
                              Dodge City, Kansas
--------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
                                          Three Months         Three Months
                                                 Ended                Ended        Quarterly        Percent
  Income Statement Data                 March 31, 1997        June 30, 1997           Change         Change
-------------------------------------------------------------------------------------------------------------
  Interest Income                               $4,088               $4,224             $136          3.33%
  Interest Expense                               2,373                2,487              114          4.80%
                                                 -----                -----              ---          -----
  Net Interest Income                            1,715                1,737               22          1.28%

  Operating Expenses                               887                  838              -49         -5.52%
  Noninterest Expense                                1                    3                2        200.00%
  Noninterest Income                               143                  259              116         81.12%
  Nonrecurring Income                               64                    0              -64       -100.00%
  Provision for Loan Losses                         55                  110               55        100.00%
  Income Taxes                                     398                  418               20          5.03%
                                                   ---                  ---               --          -----
  Net Income                                      $581                 $627              $46          7.92%
                                                  ====                 ====              ===          =====

  Other Financial Information and Ratios

  Average Assets                              $221,576             $225,950           $4,374          1.97%
  Average Equity                                32,559               32,103            (456)         -1.40%
  Return on Average Assets *                     1.05%                1.11%            0.06%          5.83%
  Return on Average Equity *                     7.14%                7.81%            0.67%          9.45%
  Operating Expenses to Average Assets *         1.60%                1.48%           -0.12%         -7.35%
  Interest Income to Average Assets *            7.38%                7.48%            0.09%          0.01%
  Interest Expense to Average Assets *           4.28%                4.40%            0.12%          0.02%
  Net Interest Income to Average Assets *        3.10%                3.08%           -0.02%         -0.00%
  Noninterest Income to Average Assets *         0.26%                0.46%            0.20%          0.78%


  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                              National Capital Companies, LLC


                                 Exhibit III-1g
                             SELECTED FINANCIAL DATA
                              MBLA Financial Corp.
                                 Macon, Missouri

-----------------------------------------------------------------------------------------------------------------------
                                     Three Months           Three Months
                                            Ended                  Ended              Quarterly                Percent
  Income Statement Data            March 31, 1997          June 30, 1997                 Change                 Change
-----------------------------------------------------------------------------------------------------------------------
  Interest Income                          $3,539                 $3,936                   $397                 11.22%

  Interest Expense                          2,511                  2,722                    211                  8.40%
                                            -----                  -----                    ---                  -----

  Net Interest Income                       1,028                  1,214                    186                 18.09%


  Operating Expenses                          329                    358                     29                  8.81%

  Noninterest Expense                           4                      0                     -4               -100.00%

  Noninterest Income                            5                      2                     -3                -60.00%

  Nonrecurring Income                         -59                      0                     59               -100.00%

  Provision for Loan Losses                    15                     55                     40                266.67%

  Income Taxes                                255                    361                    106                 41.57%
                                              ---                    ---                    ---                 ------

  Net Income                                 $371                   $442                    $71                 19.14%
                                             ====                   ====                    ===                 ======

  Other Financial Information and Ratios

  Average Assets                         $211,701               $224,272                $12,571                  5.94%

  Average Equity                           28,357                 28,458                    101                  0.36%

  Return on Average Assets *                0.70%                  0.79%                  0.08%                 12.46%

  Return on Average Equity *                5.23%                  6.21%                  0.98%                 18.71%

  Operating Expenses to Average Assets *    0.62%                  0.64%                  0.01%                  2.72%

  Interest Income to Average Assets *       6.69%                  7.02%                  0.33%                  0.05%

  Interest Expense to Average Assets *      4.74%                  4.85%                  0.11%                  0.02%

  Net Interest Income to Average Assets *   1.94%                  2.17%                  0.22%                  0.11%

  Noninterest Income to Average Assets *   0.009%                 0.003%                 -0.00%                 -0.62%


  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                               National Capital Companies, LLC

                                 Exhibit III-1h
                             SELECTED FINANCIAL DATA
                                    MFB Corp.
                               Mishawaka, Indiana

-----------------------------------------------------------------------------------------------------------------------
                                     Three Months           Three Months
                                            Ended                  Ended              Quarterly                Percent
  Income Statement Data            March 31, 1997          June 30, 1997                 Change                 Change
-----------------------------------------------------------------------------------------------------------------------
  Interest Income                          $4,270                 $4,511                   $241                  5.64%

  Interest Expense                          2,427                  2,612                    185                  7.62%
                                            -----                  -----                    ---                  -----

  Net Interest Income                       1,843                  1,899                     56                  3.04%


  Operating Expenses                        1,055                  1,155                    100                  9.48%

  Noninterest Income                           82                    108                     26                 31.71%

  Provision for Loan Losses                     8                      7                     -1                -12.50%

  Nonrecurring Income                           3                     -2                     -5               -166.67%

  Income Taxes                                343                    336                     -7                 -2.04%
                                              ---                    ---                     --                 ------

  Net Income                                 $522                   $507                  ($15)                 -2.87%
                                             ====                   ====                  =====                 ======


  Other Financial Information and Ratios

  Average Assets                         $230,515               $241,266                $10,751                  4.66%

  Average Equity                           34,163                 33,939                  (224)                 -0.66%

  Return on Average Assets *                0.91%                  0.84%                 -0.06%                 -7.20%

  Return on Average Equity *                6.11%                  5.98%                 -0.14%                 -2.23%

  Operating Expenses to Average Assets *    1.83%                  1.91%                  0.08%                  4.60%

  Interest Income to Average Assets *       7.41%                  7.48%                  0.06%                  0.00%

  Interest Expense to Average Assets *      4.21%                  4.33%                  0.12%                  0.02%

  Net Interest Income to Average Assets *   3.20%                  3.15%                 -0.05%                 -0.01%

  Noninterest Income to Average Assets *    0.14%                  0.18%                  0.03%                  0.26%


  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                                 National Capital Companies, LLC

                                Exhibit III-1i
                            SELECTED FINANCIAL DATA
                        Milton Federal Financial Corp.
                               West Milton, Ohio


------------------------------------------------------------------------------------------------------------------------
                                          Three Months         Three Months
                                                 Ended                Ended            Quarterly             Percent
Income Statement Data                   March 31, 1997        June 30, 1997               Change              Change
------------------------------------------------------------------------------------------------------------------------
Interest Income                                 $3,223               $3,517                 $294                9.12%

Interest Expense                                 1,871                2,086                  215               11.49%
                                                 -----                -----                  ---               ------
Net Interest Income                              1,352                1,431                   79                5.84%

Operating Expenses                                 970                  963                   -7               -0.72%

Nonrecurring Income                                 12                   34                   22              183.33%

Noninterest Income                                  54                   64                   10               18.52%

Noninterest Expense                                  0                   -5                   -5                   NA

Provision for Loan Losses                           21                   32                   11               52.38%

Income Taxes                                       144                  183                   39               27.08%
                                                   ---                  ---                   --               ------

Net Income                                        $283                 $356                  $73               25.80%
                                                  ====                 ====                  ===               ======

Other Financial Information and Ratios

Average Assets                                $177,220             $191,419              $14,199                8.01%

Average Equity                                  26,457               26,154                 (303)              -1.15%

Return on Average Assets *                       0.64%                0.74%                0.11%               16.46%

Return on Average Equity *                       4.28%                5.44%                1.17%               27.25%

Operating Expenses to Average Assets *           2.19%                2.01%               -0.18%               -8.09%

Interest Income to Average Assets *              7.27%                7.35%                0.07%                0.01%

Interest Expense to Average Assets *             4.22%                4.36%                0.14%                0.03%

Net Interest Income to Average Assets *          3.05%                2.99%               -0.06%               -0.02%

Noninterest Income to Average Assets *           0.12%                0.13%                0.01%                0.09%

* Annualized
Dollars in thousands
Source:  SNL Securities, L.P. and National Capital calculations

                                               National Capital Companies, LLC



                                 Exhibit III-1j
                             SELECTED FINANCIAL DATA
                             Midwest Bancshares Inc.
                                Burlington, Iowa

  ----------------------------------------------------------------------------------------------------------------------
                                      Three Months          Three Months
                                             Ended                 Ended              Quarterly                Percent
  Income Statement Data             March 31, 1997         June 30, 1997                 Change                 Change
  ----------------------------------------------------------------------------------------------------------------------
  Interest Income                          $2,544                 $2,676                   $132                  5.19%

  Interest Expense                          1,568                  1,663                     95                  6.06%
                                            -----                  -----                     --                  -----

  Net Interest Income                         976                  1,013                     37                  3.79%


  Operating Expenses                          661                    621                    -40                 -6.05%

  Noninterest Income                           87                     78                     -9                -10.34%

  Noninterest Expense                          -2                      0                      2               -100.00%

  Provision for Loan Losses                    12                     12                      0                  0.00%

  Income Taxes                                145                    168                     23                 15.86%
                                              ---                    ---                     --                 ------

  Net Income                                 $247                   $290                    $43                 17.41%
                                             ====                   ====                    ===                 ======


  Other Financial Information and Ratios


  Average Assets                         $137,657               $143,335                 $5,678                  4.12%

  Average Equity                            9,662                  9,875                    213                  2.20%

  Return on Average Assets *                0.72%                  0.81%                  0.09%                 12.76%

  Return on Average Equity *               10.23%                 11.75%                  1.52%                 14.88%

  Operating Expenses to Average Assets *    1.92%                  1.73%                 -0.19%                 -9.77%

  Interest Income to Average Assets *       7.39%                  7.47%                  0.07%                  0.01%

  Interest Expense to  Average Assets *     4.56%                  4.64%                  0.08%                  0.01%

  Net Interest Income to Average Assets *   2.84%                  2.83%                 -0.00%                 -0.00%

  Noninterest Income to Average Assets *    0.25%                  0.22%                 -0.03%                 -0.14%


  * Annualized
  Dollars in thousands
  Source:  SNL Securities, L.P. and National Capital calculations

                                  Exhibit IV-1
                    SELECTED FINANCIAL AND MARKET STATISTICS
     Publicly Traded Thrift Institutions Excluding Mutual Holding Companies In the Midwestern Region with Assets Less Than $500 Million and IPO Date
                           Before September 30, 1995
                              As of August 29, 1997


--------------------------------------------------------------------------------


                                                                                                             * Adjusted
                                                                                         Current    Current     Current      Current
                                                                                           Stock     Price/      Price/   Price/Tang
                                                                                           Price    LTM EPS     LTM EPS   Book Value
Ticker   Short Name                       City              State  Exchange    IPO Date      ($)        (x)         (x)          (%)
------------------------------------------------------------------------------------------------------------------------------------
ASBI     Ameriana Bancorp                 New Castle        IN     NASDAQ      03/02/87    19.75      26.23       17.75       146.51
ASBP     ASB Financial Corp.              Portsmouth        OH     NASDAQ      05/11/95    13.13      26.69       20.87       129.31
ATSB     AmTrust Capital Corp.            Peru              IN     NASDAQ      03/28/95    13.00      30.56       16.18        95.80
BDJI     First Federal Bancorporation     Bemidji           MN     NASDAQ      04/04/95    21.00      17.03       18.49       119.25
BWFC     Bank West Financial Corp.        Grand Rapids      MI     NASDAQ      03/30/95    17.06      18.86       24.33       132.48
CAPS     Capital Savings Bancorp Inc.     Jefferson City    MO     NASDAQ      12/29/93    15.75     231.25       13.67       139.63
CASH     First Midwest Financial Inc.     Storm Lake        IA     NASDAQ      09/20/93    18.19      56.43       14.64       131.42
CBCI     Calumet Bancorp Inc.             Dolton            IL     NASDAQ      02/20/92    42.50      13.91       14.17       116.53
CIBI     Community Investors Bancorp      Bucyrus           OH     NASDAQ      02/07/95    16.00      66.30       16.70       133.78
CKFB     CKF Bancorp Inc.                 Danville          KY     NASDAQ      01/04/95    19.00      23.58       13.48       111.96
CMRN     Cameron Financial Corp           Cameron           MO     NASDAQ      04/03/95    17.38      17.93       17.87       101.14
EFBI     Enterprise Federal Bancorp       West Chester      OH     NASDAQ      10/17/94    20.00      23.71       17.22       126.74
FBCI     Fidelity Bancorp Inc.            Chicago           IL     NASDAQ      12/15/93    21.25      20.05       16.00       116.89
FBCV     1ST Bancorp                      Vincennes         IN     NASDAQ      04/07/87    35.75      20.28       14.91       114.04
FBSI     First Bancshares Inc.            Mountain Grove    MO     NASDAQ      12/22/93    24.25      15.96       15.30       119.81
FFBI     First Financial Bancorp Inc.     Belvidere         IL     NASDAQ      10/04/93    18.88      23.13       NM          107.12
FFBZ     First Federal Bancorp Inc.       Zanesville        OH     NASDAQ      07/13/92    18.50      NA          16.35       210.23
FFED     Fidelity Federal Bancorp         Evansville        IN     NASDAQ      08/31/87     9.25      21.30       21.97       178.92
FFHH     FSF Financial Corp.              Hutchinson        MN     NASDAQ      10/07/94    17.75      16.07       17.70       110.66
FFHS     First Franklin Corporation       Cincinnati        OH     NASDAQ      01/26/88    19.75      18.95       19.71       115.77
FFKY     First Federal Financial Corp.    Elizabethtown     KY     NASDAQ      07/15/87    21.50      21.73       15.39       184.23
FFSL     First Independence Corp.         Independence      KS     NASDAQ      10/08/93    13.00      17.69       18.82       112.07
FFWC     FFW Corp.                        Wabash            IN     NASDAQ      04/05/93    29.25      15.39       12.06       134.61
FFWD     Wood Bancorp Inc.                Bowling Green     OH     NASDAQ      08/31/93    16.63      22.84       17.80       174.63
FKKY     Frankfort First Bancorp Inc.     Frankfort         KY     NASDAQ      07/10/95    10.88      22.47       NM          156.70
FMBD     First Mutual Bancorp Inc.        Decatur           IL     NASDAQ      07/05/95    15.00      18.95       46.20       118.39
FTSB     Fort Thomas Financial Corp.      Fort Thomas       KY     NASDAQ      06/28/95    12.00      NM          25.27       115.38
GFCO     Glenway Financial Corp.          Cincinnati        OH     NASDAQ      11/30/90    25.00      28.89       13.72       106.07
GFSB     GFS Bancorp Inc.                 Grinnell          IA     NASDAQ      01/06/94    14.25      22.14       13.75       133.68
GTPS     Great American Bancorp           Champaign         IL     NASDAQ      06/30/95    18.00      38.60       43.83        98.04
GWBC     Gateway Bancorp Inc.             Catlettsburg      KY     NASDAQ      01/18/95    17.63      19.56       NA          109.81
HALL     Hallmark Capital Corp.           West Allis        WI     NASDAQ      01/03/94    22.25      19.44       12.90       108.22
HBBI     Home Building Bancorp            Washington        IN     NASDAQ      02/08/95    20.50      20.87       25.40       101.69
HBFW     Home Bancorp                     Fort Wayne        IN     NASDAQ      03/30/95    22.00      16.73       19.17       124.86
HFSA     Hardin Bancorp Inc.              Hardin            MO     NASDAQ      09/29/95    16.50      18.33       18.64       105.23
HHFC     Harvest Home Financial Corp.     Cheviot           OH     NASDAQ      10/10/94    11.75      16.76       22.78       103.89
HMCI     HomeCorp Inc.                    Rockford          IL     NASDAQ      06/22/90    15.25      30.92       15.03       119.05
HVFD     Haverfield Corp.                 Cleveland         OH     NASDAQ      03/19/85    26.75      22.88       14.81       172.47
HZFS     Horizon Financial Svcs Corp.     Oskaloosa         IA     NASDAQ      06/30/94    18.88      89.58       16.27        95.47
INBI     Industrial Bancorp               Bellevue          OH     NASDAQ      08/01/95    14.75      57.76       17.59       126.83
INCB     Indiana Community Bank SB        Lebanon           IN     NASDAQ      12/15/94    15.75      33.96       32.53       128.36
KNK      Kankakee Bancorp Inc.            Kankakee          IL     AMSE        01/06/93    29.00      23.96       12.55       116.05
KYF      Kentucky First Bancorp Inc.      Cynthiana         KY     AMSE        08/29/95    12.50      15.82       16.35       112.01
LARK     Landmark Bancshares Inc.         Dodge City        KS     NASDAQ      03/28/94    24.25      27.76       17.46       131.87
LOGN     Logansport Financial Corp.       Logansport        IN     NASDAQ      06/14/95    14.50      18.63       16.22       114.53


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             Tangible
                                                                                                              Equity/
                                                                                                     Total       Tang       NPAs/
                                                                                         Price/     Assets     Assets      Assets
                                                                                         Assets     ($000)        (%)         (%)
Ticker   Short Name                       City              State  Exchange   IPO Date      (%)   Mst RctQ   Mst RctQ    Mst RctQ
------------------------------------------------------------------------------------------------------------------------------------
ASBI     Ameriana Bancorp                 New Castle        IN     NASDAQ     03/02/87    16.04    397,730      10.95        0.40
ASBP     ASB Financial Corp.              Portsmouth        OH     NASDAQ     05/11/95    20.13    112,264      15.56        0.88
ATSB     AmTrust Capital Corp.            Peru              IN     NASDAQ     03/28/95     9.64     71,031      10.07        2.84
BDJI     First Federal Bancorporation     Bemidji           MN     NASDAQ     04/04/95    12.96    110,589      10.87        0.23
BWFC     Bank West Financial Corp.        Grand Rapids      MI     NASDAQ     03/30/95    19.22    155,675      14.51        0.28
CAPS     Capital Savings Bancorp Inc.     Jefferson City    MO     NASDAQ     12/29/93    12.29    242,518       8.80        0.17
CASH     First Midwest Financial Inc.     Storm Lake        IA     NASDAQ     09/20/93    13.27    374,824      10.23        0.85
CBCI     Calumet Bancorp Inc.             Dolton            IL     NASDAQ     02/20/92    18.07    496,561      15.50        1.16
CIBI     Community Investors Bancorp      Bucyrus           OH     NASDAQ     02/07/95    16.11     92,304      12.04        0.63
CKFB     CKF Bancorp Inc.                 Danville          KY     NASDAQ     01/04/95    28.91     60,812      23.96        0.63
CMRN     Cameron Financial Corp           Cameron           MO     NASDAQ     04/03/95    21.93    208,105      21.69        0.24
EFBI     Enterprise Federal Bancorp       West Chester      OH     NASDAQ     10/17/94    15.14    264,266      11.95        0.03
FBCI     Fidelity Bancorp Inc.            Chicago           IL     NASDAQ     12/15/93    12.11    489,843      10.37        0.80
FBCV     1ST Bancorp                      Vincennes         IN     NASDAQ     04/07/87     9.22    270,490       8.10        0.94
FBSI     First Bancshares Inc.            Mountain Grove    MO     NASDAQ     12/22/93    16.20    163,973      13.53        0.10
FFBI     First Financial Bancorp Inc.     Belvidere         IL     NASDAQ     10/04/93     9.27     84,531       8.65        0.39
FFBZ     First Federal Bancorp Inc.       Zanesville        OH     NASDAQ     07/13/92    14.45    201,262       7.54        0.47
FFED     Fidelity Federal Bancorp         Evansville        IN     NASDAQ     08/31/87     9.20    250,285       5.14        0.12
FFHH     FSF Financial Corp.              Hutchinson        MN     NASDAQ     10/07/94    14.23    378,233      11.35        0.03
FFHS     First Franklin Corporation       Cincinnati        OH     NASDAQ     01/26/88    10.37    226,944       8.97        0.41
FFKY     First Federal Financial Corp.    Elizabethtown     KY     NASDAQ     07/15/87    23.76    377,380      13.01        0.23
FFSL     First Independence Corp.         Independence      KS     NASDAQ     10/08/93    11.69    110,876      10.43        0.37
FFWC     FFW Corp.                        Wabash            IN     NASDAQ     04/05/93    11.55    180,056       8.66        0.16
FFWD     Wood Bancorp Inc.                Bowling Green     OH     NASDAQ     08/31/93    21.49    163,918      12.30        0.02
FKKY     Frankfort First Bancorp Inc.     Frankfort         KY     NASDAQ     07/10/95    26.93    132,451      17.18        0.00
FMBD     First Mutual Bancorp Inc.        Decatur           IL     NASDAQ     07/05/95    12.59    417,695      10.04        0.10
FTSB     Fort Thomas Financial Corp.      Fort Thomas       KY     NASDAQ     06/28/95    18.51     96,940      16.04        1.42
GFCO     Glenway Financial Corp.          Cincinnati        OH     NASDAQ     11/30/90     9.93    287,088       9.37        0.11
GFSB     GFS Bancorp Inc.                 Grinnell          IA     NASDAQ     01/06/94    15.30     92,063      11.45          NA
GTPS     Great American Bancorp           Champaign         IL     NASDAQ     06/30/95    23.13    136,977      21.44        0.01
GWBC     Gateway Bancorp Inc.             Catlettsburg      KY     NASDAQ     01/18/95    29.71     63,828      27.04        0.76
HALL     Hallmark Capital Corp.           West Allis        WI     NASDAQ     01/03/94     7.83    409,820       7.24        0.15
HBBI     Home Building Bancorp            Washington        IN     NASDAQ     02/08/95    14.18     45,064      12.81        0.38
HBFW     Home Bancorp                     Fort Wayne        IN     NASDAQ     03/30/95    16.59    334,862      13.29        0.00
HFSA     Hardin Bancorp Inc.              Hardin            MO     NASDAQ     09/29/95    13.13    108,018      12.48        0.09
HHFC     Harvest Home Financial Corp.     Cheviot           OH     NASDAQ     10/10/94    12.27     87,596      11.81        0.11
HMCI     HomeCorp Inc.                    Rockford          IL     NASDAQ     06/22/90     7.79    331,608       6.54        2.91
HVFD     Haverfield Corp.                 Cleveland         OH     NASDAQ     03/19/85    14.73    346,157       8.54        1.04
HZFS     Horizon Financial Svcs Corp.     Oskaloosa         IA     NASDAQ     06/30/94     9.34     85,969       9.79        0.96
INBI     Industrial Bancorp               Bellevue          OH     NASDAQ     08/01/95    22.46    346,596      17.70        0.22
INCB     Indiana Community Bank SB        Lebanon           IN     NASDAQ     12/15/94    15.90     91,329      12.39          NA
KNK      Kankakee Bancorp Inc.            Kankakee          IL     AMSE       01/06/93    12.10    341,678      10.49        0.61
KYF      Kentucky First Bancorp Inc.      Cynthiana         KY     AMSE       08/29/95    18.54     88,959      16.55        0.00
LARK     Landmark Bancshares Inc.         Dodge City        KS     NASDAQ     03/28/94    18.19    228,100      13.79        0.04
LOGN     Logansport Financial Corp.       Logansport        IN     NASDAQ     06/14/95    21.98     83,152      19.19        0.61


                                                                                            Return on
                                                                                                  Avg   Return on
                                                                                               Assets  Avg Equity
                                                                                                  (%)         (%)
Ticker   Short Name                       City              State  Exchange    IPO Date           LTM         LTM
------------------------------------------------------------------------------------------------------------------
ASBI     Ameriana Bancorp                 New Castle        IN     NASDAQ      03/02/87          0.91        8.37
ASBP     ASB Financial Corp.              Portsmouth        OH     NASDAQ      05/11/95          0.92        5.91
ATSB     AmTrust Capital Corp.            Peru              IN     NASDAQ      03/28/95          0.56        5.59
BDJI     First Federal Bancorporation     Bemidji           MN     NASDAQ      04/04/95          0.64        5.94
BWFC     Bank West Financial Corp.        Grand Rapids      MI     NASDAQ      03/30/95          0.84        5.72
CAPS     Capital Savings Bancorp Inc.     Jefferson City    MO     NASDAQ      12/29/93          0.90       10.36
CASH     First Midwest Financial Inc.     Storm Lake        IA     NASDAQ      09/20/93          0.95        8.31
CBCI     Calumet Bancorp Inc.             Dolton            IL     NASDAQ      02/20/92          1.46        9.46
CIBI     Community Investors Bancorp      Bucyrus           OH     NASDAQ      02/07/95          0.93        7.98
CKFB     CKF Bancorp Inc.                 Danville          KY     NASDAQ      01/04/95          2.08        8.72
CMRN     Cameron Financial Corp           Cameron           MO     NASDAQ      04/03/95          1.26        5.65
EFBI     Enterprise Federal Bancorp       West Chester      OH     NASDAQ      10/17/94          0.88        7.22
FBCI     Fidelity Bancorp Inc.            Chicago           IL     NASDAQ      12/15/93          0.76        7.30
FBCV     1ST Bancorp                      Vincennes         IN     NASDAQ      04/07/87          0.62        7.65
FBSI     First Bancshares Inc.            Mountain Grove    MO     NASDAQ      12/22/93          1.14        8.23
FFBI     First Financial Bancorp Inc.     Belvidere         IL     NASDAQ      10/04/93         (0.09)      (1.10)
FFBZ     First Federal Bancorp Inc.       Zanesville        OH     NASDAQ      07/13/92          0.96       12.75
FFED     Fidelity Federal Bancorp         Evansville        IN     NASDAQ      08/31/87          0.43        8.35
FFHH     FSF Financial Corp.              Hutchinson        MN     NASDAQ      10/07/94          0.82        7.06
FFHS     First Franklin Corporation       Cincinnati        OH     NASDAQ      01/26/88          0.52        5.80
FFKY     First Federal Financial Corp.    Elizabethtown     KY     NASDAQ      07/15/87          1.56       11.43
FFSL     First Independence Corp.         Independence      KS     NASDAQ      10/08/93          0.68        6.51
FFWC     FFW Corp.                        Wabash            IN     NASDAQ      04/05/93          1.03       10.35
FFWD     Wood Bancorp Inc.                Bowling Green     OH     NASDAQ      08/31/93          1.29       10.32
FKKY     Frankfort First Bancorp Inc.     Frankfort         KY     NASDAQ      07/10/95          0.00        0.00
FMBD     First Mutual Bancorp Inc.        Decatur           IL     NASDAQ      07/05/95          0.29        2.26
FTSB     Fort Thomas Financial Corp.      Fort Thomas       KY     NASDAQ      06/28/95          0.77        4.79
GFCO     Glenway Financial Corp.          Cincinnati        OH     NASDAQ      11/30/90          0.73        7.71
GFSB     GFS Bancorp Inc.                 Grinnell          IA     NASDAQ      01/06/94          1.17       10.21
GTPS     Great American Bancorp           Champaign         IL     NASDAQ      06/30/95          0.52        2.43
GWBC     Gateway Bancorp Inc.             Catlettsburg      KY     NASDAQ      01/18/95          1.17        4.39
HALL     Hallmark Capital Corp.           West Allis        WI     NASDAQ      01/03/94          0.61        8.55
HBBI     Home Building Bancorp            Washington        IN     NASDAQ      02/08/95          0.52        4.12
HBFW     Home Bancorp                     Fort Wayne        IN     NASDAQ      03/30/95          0.87        6.48
HFSA     Hardin Bancorp Inc.              Hardin            MO     NASDAQ      09/29/95          0.76        5.90
HHFC     Harvest Home Financial Corp.     Cheviot           OH     NASDAQ      10/10/94          0.56        4.65
HMCI     HomeCorp Inc.                    Rockford          IL     NASDAQ      06/22/90          0.53        8.31
HVFD     Haverfield Corp.                 Cleveland         OH     NASDAQ      03/19/85          1.00       11.59
HZFS     Horizon Financial Svcs Corp.     Oskaloosa         IA     NASDAQ      06/30/94          0.60        5.93
INBI     Industrial Bancorp               Bellevue          OH     NASDAQ      08/01/95          1.29        7.21
INCB     Indiana Community Bank SB        Lebanon           IN     NASDAQ      12/15/94          0.51        4.05
KNK      Kankakee Bancorp Inc.            Kankakee          IL     AMSE        01/06/93          0.99        9.17
KYF      Kentucky First Bancorp Inc.      Cynthiana         KY     AMSE        08/29/95          1.11        6.82
LARK     Landmark Bancshares Inc.         Dodge City        KS     NASDAQ      03/28/94          1.12        7.99
LOGN     Logansport Financial Corp.       Logansport        IN     NASDAQ      06/14/95          1.41        7.28


================================================================================
                                 Exhibit IV-1
                   SELECTED FINANCIAL AND MARKET STATISTICS
    Publicly Traded Thrift Institutions Excluding Mutual Holding Companies
   In the Midwestern Region with Assets Less Than $500 Million and IPO Date
                           Before September 30, 1995
                             As of August 29, 1997


------------------------------------------------------------------------------------------------------------------------------------
                                                                                                             * Adjusted
                                                                                         Current    Current     Current     Current
                                                                                          Stock     Price/      Price/   Price/ Tang
                                                                                          Price    LTM EPS     LTM EPS    Book Value
Ticker   Short Name                       City              State  Exchange    IPO Date    ($)        (x)         (x)         (%)
------------------------------------------------------------------------------------------------------------------------------------
LSBI     LSB Financial Corp.              Lafayette         IN     NASDAQ      02/03/95    20.69      44.81       12.93      104.48
MARN     Marion Capital Holdings          Marion            IN     NASDAQ      03/18/93    23.00      21.91       14.61      104.12
MBLF     MBLA Financial Corp.             Macon             MO     NASDAQ      06/24/93    23.75      32.74       18.16      108.05
MCBS     Mid Continent Bancshares Inc.    El Dorado         KS     NASDAQ      06/27/94    29.75      45.19       13.40      149.27
MFBC     MFB Corp.                        Mishawaka         IN     NASDAQ      03/25/94    23.50      17.93       21.87      117.21
MFCX     Marshalltown Financial Corp.     Marshalltown      IA     NASDAQ      03/31/94    16.75      21.74       27.73      117.79
MFFC     Milton Federal Financial Corp.   West Milton       OH     NASDAQ      10/07/94    13.75     105.00       22.43      112.15
MIFC     Mid-Iowa Financial Corp.         Newton            IA     NASDAQ      10/14/92     9.25      15.57       44.53      132.33
MIVI     Mississippi View Holding Co.     Little Falls      MN     NASDAQ      03/24/95    15.50      NA          17.64       96.33
MSBF     MSB Financial Inc.               Marshall          MI     NASDAQ      02/06/95    13.25      12.93       16.49      130.29
MWBI     Midwest Bancshares Inc.          Burlington        IA     NASDAQ      11/12/92    36.00      19.78       12.18      123.88
MWFD     Midwest Federal Financial        Baraboo           WI     NASDAQ      07/08/92    20.75      24.24       12.64      191.95
NBSI     North Bancshares Inc.            Chicago           IL     NASDAQ      12/21/93    22.00      60.29       25.46      129.72
NEIB     Northeast Indiana Bancorp        Huntington        IN     NASDAQ      06/28/95    16.75      22.27       14.56      110.27
NSLB     NS&L Bancorp Inc.                Neosho            MO     NASDAQ      06/08/95    18.47      25.83       27.14      111.87
NWEQ     Northwest Equity Corp.           Amery             WI     NASDAQ      10/11/94    16.50      29.55       14.17      115.95
OHSL     OHSL Financial Corp.             Cincinnati        OH     NASDAQ      02/10/93    23.25      28.95       14.88      109.62
PCBC     Perry County Financial Corp.     Perryville        MO     NASDAQ      02/13/95    21.38      32.81       16.97      113.64
PERM     Permanent Bancorp Inc.           Evansville        IN     NASDAQ      04/04/94    22.75      51.37       18.82      116.97
PFDC     Peoples Bancorp                  Auburn            IN     NASDAQ      07/07/87    23.50      21.99       13.06      122.20
PMFI     Perpetual Midwest Financial      Cedar Rapids      IA     NASDAQ      03/31/94    21.50      17.81       28.92      119.44
PTRS     Potters Financial Corp.          East Liverpool    OH     NASDAQ      12/31/93    24.00      36.21       12.15      109.24
PVFC     PVF Capital Corp.                Bedford Heights   OH     NASDAQ      12/30/92    21.38      22.30       12.18      218.34
QCFB     QCF Bancorp Inc.                 Virginia          MN     NASDAQ      04/03/95    26.00      31.25       14.67      136.99
SFFC     StateFed Financial Corporation   Des Moines        IA     NASDAQ      01/05/94    22.00      41.98       15.28      113.17
SFSB     SuburbFed Financial Corp.        Flossmoor         IL     NASDAQ      03/04/92    27.50      19.86       13.50      125.92
SMBC     Southern Missouri Bancorp Inc.   Poplar Bluff      MO     NASDAQ      04/13/94    17.25      16.75       16.76      108.83
SMFC     Sho-Me Financial Corp.           Mt. Vernon        MO     NASDAQ      07/01/94    38.00      37.50       15.86      175.76
SOBI     Sobieski Bancorp Inc.            South Bend        IN     NASDAQ      03/31/95    16.44      94.74       26.33       95.35
SWBI     Southwest Bancshares             Hometown          IL     NASDAQ      06/24/92    20.25     125.00       14.20      129.15
THR      Three Rivers Financial Corp.     Three Rivers      MI     AMSE        08/24/95    15.75      NM          16.69      103.82
WCBI     Westco Bancorp                   Westchester       IL     NASDAQ      06/26/92    25.75      31.38       15.42      134.25
WEFC     Wells Financial Corp.            Wells             MN     NASDAQ      04/11/95    16.50      24.23       15.29      112.78
WFI      Winton Financial Corp.           Cincinnati        OH     AMSE        08/04/88    16.00      20.83       10.16      143.88
WOFC     Western Ohio Financial Corp.     Springfield       OH     NASDAQ      07/29/94    23.75      27.50       28.82      108.94

                                                                   -----------------------------------------------------------------
                                                                              AVERAGE      20.38      33.05       18.54      125.20

                                                                               MEDIAN      19.75      22.86       16.35      117.09
                                                                   -----------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                                                     Tangible
                                                                             Total     Equity/     NPAs/   Return on   Return on
                                                                  Price/     Assets  Tang Assets  Assets   Avg Assets  Avg Equity
                                                                  Assets     ($000)      (%)       (%)         (%)         (%)
Ticker   Short Name                       City             State  (%)      Mst RctQ   Mst RctQ    Mst RctQ     LTM         LTM
----------------------------------------------------------------------------------------------------------------------------------
LSBI     LSB Financial Corp.              Lafayette        IN      9.93    194,117       8.85      1.17        0.77        8.34
MARN     Marion Capital Holdings          Marion           IN     23.47    173,304      22.54      0.81        1.69        7.43
MBLF     MBLA Financial Corp.             Macon            MO     13.13    234,824      12.15      0.25        0.80        6.34
MCBS     Mid Continent Bancshares Inc.    El Dorado        KS     14.26    408,590       9.39      0.15        1.14       11.40
MFBC     MFB Corp.                        Mishawaka        IN     16.00    248,241      13.65      0.00        0.80        5.75
MFCX     Marshalltown Financial Corp.     Marshalltown     IA     18.54    127,528      15.74      0.00        0.68        4.32
MFFC     Milton Federal Financial Corp.   West Milton      OH     15.89    199,886      13.14      0.15        0.72        5.30
MIFC     Mid-Iowa Financial Corp.         Newton           IA     12.35    125,541       9.34      0.02        1.24       13.43
MIVI     Mississippi View Holding Co.     Little Falls     MN     18.19     69,775      18.88      0.28        1.03        6.00
MSBF     MSB Financial Inc.               Marshall         MI     22.15     74,698      16.99      0.06        1.33        7.85
MWBI     Midwest Bancshares Inc.          Burlington       IA      8.56    146,542       6.91      0.77        0.75       10.83
MWFD     Midwest Federal Financial        Baraboo          WI     16.31    207,050       8.52      0.12        1.37       15.77
NBSI     North Bancshares Inc.            Chicago          IL     18.33    119,586      14.14      0.00        0.74        5.18
NEIB     Northeast Indiana Bancorp        Huntington       IN     16.75    176,309      15.19      0.40        1.16        7.62
NSLB     NS&L Bancorp Inc.                Neosho           MO     21.88     59,711      19.56      0.02        0.80        4.07
NWEQ     Northwest Equity Corp.           Amery            WI     14.28     96,891      11.45      1.25        1.01        8.95
OHSL     OHSL Financial Corp.             Cincinnati       OH     12.09    230,035      11.03      0.01        0.84        7.74
PCBC     Perry County Financial Corp.     Perryville       MO     21.82     81,105      19.20      0.00        1.25        6.64
PERM     Permanent Bancorp Inc.           Evansville       IN     10.56    433,239       9.04      1.09        0.60        6.56
PFDC     Peoples Bancorp                  Auburn           IN     18.58    287,564      15.20      0.34        1.44        9.52
PMFI     Perpetual Midwest Financial      Cedar Rapids     IA     10.19    397,229       8.53      0.39        0.36        4.23
PTRS     Potters Financial Corp.          East Liverpool   OH      9.64    121,189       8.83      0.50        0.83        9.23
PVFC     PVF Capital Corp.                Bedford Heights  OH     15.33    356,251       7.02      0.90        1.33       19.20
QCFB     QCF Bancorp Inc.                 Virginia         MN     24.78    149,637      18.09      0.27        1.65        9.11
SFFC     StateFed Financial Corporation   Des Moines       IA     20.12     85,679      17.78     NA           1.30        7.34
SFSB     SuburbFed Financial Corp.        Flossmoor        IL      8.13    426,705       6.46      0.48        0.63        9.74
SMBC     Southern Missouri Bancorp Inc.   Poplar Bluff     MO     17.05    165,688      15.67      1.10        1.02        6.34
SMFC     Sho-Me Financial Corp.           Mt. Vernon       MO     17.32    328,803       9.03      0.13        1.17       12.70
SOBI     Sobieski Bancorp Inc.            South Bend       IN     15.58     81,754      15.12      0.15        0.64        4.21
SWBI     Southwest Bancshares             Hometown         IL     14.20    378,325      11.00      0.30        1.03        9.59
THR      Three Rivers Financial Corp.     Three Rivers     MI     14.23     91,165      13.71      1.21        0.85        6.05
WCBI     Westco Bancorp                   Westchester      IL     20.46    311,613      15.24      0.60        1.46        9.62
WEFC     Wells Financial Corp.            Wells            MN     16.00    202,035      14.19      0.21        1.06        7.46
WFI      Winton Financial Corp.           Cincinnati       OH     10.01    317,392       6.97      0.29        1.00       13.99
WOFC     Western Ohio Financial Corp.     Springfield      OH     14.01    396,492      12.98      0.34        0.48        3.56

                                                                 -----------------------------------------------------------------
                                                                  15.73    214,311      12.76      0.46        0.92        7.56

                                                                  15.32    187,087      12.10      0.28        0.89        7.39
                                                                 -----------------------------------------------------------------

Source:  SNL Securities, L.P.                    National Capital Companies, LLC
================================================================================

                                 Exhibit IV-2

                       Hopkinsville Federal Savings Bank
                            Hopkinsville, Kentucky

                   SELECTED FINANCIAL AND MARKET STATISTICS

                               Comparable Group


--------------------------------------------------------------------------------------------------------------------------------
                                            Current                                                                     Tangible
                                             Market    Price/   * Price/       Price/      Price/Tang      Price/   Publicly Rep
                                    Price     Value   LTM EPS    LTM EPS   Book Value      Book Value      Assets     Book Value
Short Name                            ($)      ($M)       (x)        (x)          (%)             (%)         (%)            ($)
--------------------------------------------------------------------------------------------------------------------------------
Ameriana Bancorp                    19.75     63.80     26.69      17.75       146.40          146.51       16.04          13.48
First Bancshares Inc.               24.25     26.57     19.56      15.30       119.63          119.81       16.20          20.24
FFW Corp.                           29.25     20.80     15.39      12.06       121.32          134.61       11.55          21.73
Wood Bancorp Inc.                   16.63     35.22     22.47      17.80       174.63          174.63       21.49           9.52
Industrial Bancorp                  14.75     77.83     31.38      17.59       126.83          126.83       22.46          11.63
Landmark Bancshares Inc.            24.25     41.48     22.88      17.46       131.87          131.87       18.19          18.39
MBLA Financial Corp.                23.75     30.84     22.84      18.16       108.05          108.05       13.13          21.98
MFB Corp.                           23.50     39.72     30.92      21.87       117.21          117.21       16.00          20.05
Milton Federal Financial Corp.      13.75     31.69     32.74      22.43       112.15          112.15       15.89          12.26
Midwest Bancshares Inc.             36.00     12.25     21.30      12.18       123.88          123.88        8.56          29.06

--------------------------------------------------------------------------------------------------------------------------------
                      AVERAGE       22.59     38.02     24.62      17.26       128.20          129.56       15.95          17.83
                       MEDIAN       23.63     33.46     22.86      17.67       122.60          125.36       16.02          19.22
--------------------------------------------------------------------------------------------------------------------------------

*  Reflects estimated adjustment for SAIF special assessment.

Current pricing information as of August 29, 1997
Financial information as of June 30, 1997

Source:  SNL Securities, L.P.

                                  Exhibit IV-2a

                        Hopkinsville Federal Savings Bank
                             Hopkinsville, Kentucky

                    SELECTED FINANCIAL AND MARKET STATISTICS

                                Comparable Group

---------------------------------------------------------------------------------------------
                                          Current      Current   1 Month Avg   One Year Avg
                                   Net   Dividend   Annualized   Weekly Vol/    Weekly Vol/
                                Income      Yield     Dividend    Shares Out     Shares Out
Short Name                      ($000)        (%)          ($)           (%)            (%)
---------------------------------------------------------------------------------------------
Ameriana Bancorp                 2,428       3.24         0.64          0.46           0.48
First Bancshares Inc.            1,413       0.82         0.20          0.36           0.91
FFW Corp.                        1,344       2.46         0.72          0.09           0.96
Wood Bancorp Inc.                1,675       2.41         0.40          0.43           0.33
Industrial Bancorp               2,398       3.25         0.48          1.55           1.32
Landmark Bancshares Inc.         1,929       1.65         0.40          0.56           0.85
MBLA Financial Corp.             1,441       1.68         0.40          0.47           0.42
MFB Corp.                        1,309       1.36         0.32          1.15           1.46
Milton Federal Financial Corp.     912       4.36         0.60          0.35           1.01
Midwest Bancshares Inc.            631       1.67         0.60          0.89           0.68

---------------------------------------------------------------------------------------------
                      AVERAGE    1,548       2.29         0.48          0.63           0.84
                       MEDIAN    1,427       2.05         0.44          0.47           0.88
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                                LTM          * LTM
                                   Insider Institutional        Shares    Return on      Return on
                                 Ownership     Ownership   Outstanding   Avg Equity     Avg Equity
Short Name                             (%)           (%)      (Actual)          (%)            (%)
---------------------------------------------------------------------------------------------------
Ameriana Bancorp                     15.30         16.85     3,230,246         0.61           0.91
First Bancshares Inc.                11.90          4.52     1,095,554         0.91           1.14
FFW Corp.                            25.05         15.35       711,234         0.85           1.03
Wood Bancorp Inc.                    18.90          9.06     2,118,538         1.07           1.29
Industrial Bancorp                    7.70         22.73     5,276,775         0.73           1.29
Landmark Bancshares Inc.             23.70         31.65     1,710,666         0.88           1.12
MBLA Financial Corp.                 28.41          3.61     1,298,412         0.66           0.80
MFB Corp.                            18.40         24.43     1,690,217         0.57           0.80
Milton Federal Financial Corp.        6.20         14.48     2,309,836         0.50           0.72
Midwest Bancshares Inc.              33.68          0.00       348,339         0.45           0.75

---------------------------------------------------------------------------------------------------
                      AVERAGE        18.92         14.27     1,978,982         0.72           0.98
                       MEDIAN        18.65         14.92     1,700,442         0.70           0.97
---------------------------------------------------------------------------------------------------

*  Reflects estimated adjustment for SAIF special assessment.

Current pricing information as of August 29, 1997
Financial information as of June 30, 1997

Source:  SNL Securities, L.P.

                                  Exhibit V-1


                       Hopkinsville Federal Savings Bank
                         STANDARD CONVERSION ANALYSIS
                                    Page 1

As of August 29, 1997
--------------------------------------------------------------------------------


                                                                                  Comparable               All Publicly
                                                                                    Group                 Traded Thrifts
PRICE MULTIPLE:                           Symbol            Subject            (As of 8/29/97)            (As of 8/29/97)
                                                         Low      High     Average         Median       Average    Median
--------------------------------------------------------------------------------------------------------------------------------
Price-to-Earnings ratio                    P/E          12.50     15.25     17.26           17.67        18.97      16.69

Price-to-Book ratio                        P/B          63.50     66.25    128.20          122.60       153.76     136.36

Price-to-Assets                            P/A          11.00     12.50     15.95           16.02        17.25      14.96



------------------------------------------------------------------------
PARAMETERS                                SYMBOL        VALUE

------------------------------------------------------------------------
Proforma Value after Conversion            "V"
Pre-conversion earnings  /(1)/             "Y"         $1,426,000
Est ESOP Borrowings (8%)                   "E"          2,120,000
Est ESOP Borrowing Rate /(2)/              "S"              5.61%
Est Amort. of ESOP Borrowings              "T"                  8
Pre-Conversion Tangible Book Value /(3)/   "B"         18,265,000
Pre-Conversion Assets /(3)/                "A"        202,496,000
Reinvestment Rate /(4)/                    "R"              4.29%
Est Conversion Expenses /(5)/              "X"            700,000
Management Recognition Plan Amount (4%)    "M"          1,060,000
Management Recognition Plan Expense        "N"            212,000
Proceeds not Reinvested                    "Z"          2,570,000
Projected Dividend Amount                  "DA"                 0
Projected Dividend Yield                   "DY"             0.00%
Tax Rate (State and Federal)                               34.00%


/(1)/ LTM earnings as of June 30, 1997 (w/o SAIF assessment).
/(2)/ Based upon prime at 8.5% rate less the effective tax rate.
/(3)/ As of  June 30, 1997.
/(4)/ Net return assumes a reinvestment rate of 6.5%, the estimated incremental net assets yield for the Company for the most recent period, less the an estimated tax effect.
/(5)/ Estimated total costs for the conversion.
--------------------------------------------------------------------------------


                       Hopkinsville Federal Savings Bank
                         STANDARD CONVERSION ANALYSIS
                                    Page 2


                                                                         Formula
PRICE-TO-EARNINGS CALCULATION

                                     low    23,992,588           P/E [Y-R(X+Z)-ES-(1-Tax)E/T-(1-Tax)N)]
                                    high    29,270,957       V = --------------------------------------
                                 average    26,631,772                          1-(P/E)R


PRICE-TO-BOOK CALCULATION

                                     low    25,025,959           P/B (B-X-E-M)
                                    high    28,237,222       V = -------------
                                 average    26,631,591               1-P/B


PRICE-TO-ASSETS CALCULATION
                                     low    24,941,079           P/A (A-X)
                                    high    28,342,135       V = -------------
                                 average    26,641,607             1-P/A



SUMMARY ESTIMATE

==================================================================
As of August 29, 1997                                 $26,500,000
==================================================================


Allowable Range
                             from 85% -----           $22,525,000
                           to 115% or -----           $30,475,000
==================================================================


================================================================================
                                  Exhibit V-2
                       Hopkinsville Federal Savings Bank

                    PROFORMA EFFECT OF CONVERSION PROCEEDS

        Estimated Conversion Proceeds                                $26,500,000
        (Midpoint of conversion range)

        Less
           Selling Expenses                                            ($700,000)
                                                                     -----------
        Conversion Proceeds                                          $25,800,000

          ESOP Deduction                                             ($2,120,000)
          MRP Deduction                                              ($1,060,000)
                                                                     -----------
        Estimated Net Capital Addition from Conversion               $22,620,000


        Estimated Additional Income from Conversion Process

        Conversion Proceeds (1)                                      $23,680,000
        Estimated Incremental Rate of Return                               4.29%
                                                                     -----------
                                                                      $1,015,872

        Less Amortization of ESOP Borrowing, net of taxes              ($174,900)
        Less ESOP Borrowing Expense, net of taxes                       (118,932)
        Less Management Recognition Program Expense                    ($139,920)
                                                                     -----------
        Estimated Net Earnings Increase                                 $582,120

        (1) less ESOP

                                             -----------------------------------------------
                                               Before Conversion       After Conversion
                                             -----------------------------------------------
        ESTIMATED PROFORMA EARNINGS

        Normalized Earnings (annualized)          $1,426,000             $2,008,120

        Return on Assets                             0.70%                  0.89%

                                             ---------------------------------------------------------------------
        ESTIMATED PROFORMA NET WORTH           Before Conversion     Conversion Proceeds       After Conversion
                                             ---------------------------------------------------------------------
        As of June 30, 1997                       $18,265,000            $22,620,000              $40,885,000

                                             ---------------------------------------------------------------------
        ESTIMATED PROFORMA ASSETS              Before Conversion     Conversion Proceeds       After Conversion
                                             ---------------------------------------------------------------------
         As of June 30, 1997                     $202,496,000           $22,620,000             $225,116,000

================================================================================

                                   Exhibit V-3

                        Hopkinsville Federal Savings Bank


                     PROFORMA EFFECT OF STANDARD CONVERSION

                                                       ------------------------------------------------------------------------
                                                          Minimum           Midpoint            Maximum           Super Max
                                                       ------------------------------------------------------------------------
Estimated Gross Stock Sale Proceeds                         22,525,000        26,500,000          30,475,000        35,046,250
Estimated Expenses (1)                                         700,000           700,000             700,000           700,000

                                                       ---------------  ----------------  ------------------  ----------------
Estimated Net Conversion Proceeds                           21,825,000        25,800,000          29,775,000        34,346,250


ESTIMATED PROFORMA NET WORTH
Tangible Net Worth as of June 30, 1997                      18,265,000        18,265,000          18,265,000        18,265,000
Conversion Proceeds                                         21,825,000        25,800,000          29,775,000        34,346,250
                                                       ---------------  ----------------  ------------------  ----------------
Total                                                       40,090,000        44,065,000          48,040,000        52,611,250
Less ESOP Debt (2)                                           1,802,000         2,120,000           2,438,000         2,803,700
Less MRP Obligation (2)                                        901,000         1,060,000           1,219,000         1,401,850
                                                       ---------------  ----------------  ------------------  ----------------
Est. Proforma Tangible Net Worth                            37,387,000        40,885,000          44,383,000        48,405,700

ESTIMATED PROFORMA EARNINGS

Normalized Earnings (annualized)                             1,426,000         1,426,000           1,426,000         1,426,000
Incremental Earnings (3)                                       858,987         1,015,872           1,172,757         1,353,175
                                                       ---------------  ----------------  ------------------  ----------------
Sub-total                                                    2,284,987         2,441,872           2,598,758         2,779,176
Less ESOP Adjustment (4)                                       249,757           293,832             337,907           388,593
Less MRP Adjustment (4)                                        118,932           139,920             160,908           185,044
                                                       ---------------  ----------------  ------------------  ----------------
Estimated Proforma Annual Earnings                           1,916,298         2,008,120           2,099,943         2,205,539


ESTIMATED PROFORMA NET ASSETS
Total as of June 30, 1997                                  202,496,000       202,496,000         202,496,000       202,496,000
Conversion Proceeds                                         21,825,000        23,680,000          29,775,000        34,346,250
Less MRP Obligation                                            901,000         1,060,000           1,219,000         1,401,850
                                                       ---------------  ----------------  ------------------  ----------------
Estimated Proforma Assets                                  223,420,000       225,116,000         231,052,000       235,440,400

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ESTIMATED PROFORMA RATIOS, PRICE TO:
                                   Tangible Net Worth           60.25%            64.82%              68.66%            72.40%
                                             Earnings            11.75             13.20               14.51             15.89
                                               Assets           10.08%            11.77%              13.19%            14.89%
-------------------------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------------------------
EST. PROFORMA RETURN ON ASSETS                                   0.86%             0.89%               0.91%             0.94%
EST. PROFORMA TANGIBLE NET WORTH to ASSETS                      16.73%            18.16%              19.21%            20.56%
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

 (1) Estimated issuance costs including legal, accounting and other direct expenses
 (2) Estimated
 (3) Estimated 6.5% incremental net return on earning assets less the effective tax rate
 (4) Tax effected